   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996


                                                    REGISTRATION NO. 333-10483
================================================================================
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------


                               AMENDMENT NO. 4


                                      to
                                  FORM SB-2
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                                    ------
                               ROOM PLUS, INC.
                (Name of small business issuer in its charter)
        New York                        5700                    11-2622051
(State or jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
    incorporation or         Classification Code Number)    Identification No.)
      organization)
                              91 Michigan Avenue
                          Paterson, New Jersey 07503
                                (201) 523-4600
        (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                                 Marc Zucker
                     Chairman and Chief Executive Officer
                               Room Plus, Inc.
                              91 Michigan Avenue
                          Paterson, New Jersey 07503
                                (201) 523-4600
          (Name, address and telephone number of agent for service)
                                    ------

                         Copies of Communications to:

     C. Kenneth Shank, Esq.                     Jay M. Kaplowitz, Esq.
Wilentz, Goldman & Spitzer, P.A.       Gersten, Savage, Kaplowitz & Curtin, LLP
   90 Woodbridge Center Drive                    575 Lexington Avenue
  Woodbridge, New Jersey 07095                 New York, New York 10022
         (908) 855-6145                             (212) 752-9700
                                     ------
   Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [B] ------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [B] ------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [B]
                                    ------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1996
                               ROOM PLUS, INC.


                                     LOGO

                     1,100,000 SHARES OF COMMON STOCK AND
                        2,200,000 REDEEMABLE WARRANTS

   As described below, an additional 670,000 shares of Common Stock are being registered in connection with this offering on behalf of certain selling security holders; however, such shares are being registered for resale purposes only and not as part of the underwritten offering.

                                    ------
   Room Plus, Inc., a New York corporation (the "Company") hereby offers 1,100,000 shares of the Company's common stock, $.00133 par value per share (the "Common Stock"), and 2,200,000 redeemable common stock purchase warrants of the Company (the "Redeemable Warrants"). The Common Stock and the Redeemable Warrants offered hereby (sometimes hereinafter collectively referred to as the "Securities") will be separately tradeable immediately upon issuance and may be purchased separately. Investors will not be required to purchase shares of Common Stock and Redeemable Warrants together or in any particular ratio. The shares of Common Stock offered hereby include 100,000 shares held by the four directors of the Company (the "Directors Shares"). The Directors Shares are being underwritten in this Offering; however, the Company will not receive any proceeds from the sale of the Directors Shares. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $5.50 per share [110% of the Initial Public Offering Price ("IPO Price")], subject to adjustment as described herein, commencing _______ __, 1997 [one year from date of Prospectus] until _______ __, 2001 [five years from the date of this Prospectus] and is redeemable by the Company at a redemption price of five cents ($.05) commencing _______ __, 1997 [one year from the date of this Prospectus] on 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $7.50 per share [150% of IPO Price], subject to adjustment as described herein, for thirty (30) consecutive trading days ending on the fifteenth trading day immediately prior to the notice of redemption. See "Description of Securities."


   Prior to this Offering, there has been no public market for the Common Stock or the Redeemable Warrants and there can be no assurance that a market will develop after completion of this Offering or if a market develops, it will be sustained. The initial public offering price of the Common Stock will be $5.00 per share and the initial public offering price of the Redeemable Warrants will be $.10 per warrant. See "Risk Factors" and "Underwriting" for a discussion of the factors considered in determining the initial public offering prices of the Securities and the terms of the Redeemable Warrants. The Company has applied to have the Common Stock and the Redeemable Warrants approved for quotation on the National Association of Securities Dealers Automated Quotation System SmallCap Market ("NASDAQ SmallCap") under the symbols "PLUS" and "PLUSW," respectively, and approved for listing on the Boston Stock Exchange ("BSE") under the symbols "RPI" and "RPIW," respectively.


   This Prospectus also relates to the registration by the Company, at its expense, for the account of certain security holders (the "Selling Security Holders") of an aggregate of 670,000 shares of Common Stock (which do not include the 100,000 Directors Shares). None of the shares of Common Stock held by the Selling Security Holders are being underwritten in this Offering, and the Company will not receive any proceeds from their sale. See "Selling Security Holders."

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                   DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL
            DILUTION. SEE "RISK FACTORS" ON PAGE 7 AND "DILUTION."
                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================
                                                                      Proceeds to
                                        Underwriting                  Holders of
                            Price to    Discounts and   Proceeds to    Directors
                             Public    Commissions(1)   Company(2)      Shares
----------------------------------------------------------------------------------
Per Share ..............   $     5.00     $   0.50      $     4.50     $   4.50
----------------------------------------------------------------------------------
Per Redeemable Warrant     $     0.10     $   0.01      $     0.09     $      0
----------------------------------------------------------------------------------
Total(3)  ..............   $5,720,000     $572,000      $4,698,000     $450,000
==================================================================================

(1) Does not include additional compensation to the Representative consisting of
    (i) a non-accountable expense allowance equal to 3% of the aggregate purchase price of the Securities, or $171,600 ($197,340 if the Representative's over-allotment option is exercised in full), of which $25,000 has been paid to date; (ii) warrants to purchase 110,000 shares of Common Stock at $7.50 per share and/or 220,000 warrants at $.15 per warrant, each of which is identical to the Redeemable Warrants except the price to purchase a share of Common Stock is $8.25; and (iii) a two-year consulting agreement providing for fees totalling $114,400, which is payable to the Representative in full on the closing of this Offering. For additional information concerning further agreements between the Company and the Representative, including an agreement to indemnify the Representative against certain civil liabilities, including liabilities under the Securities Act of 1933, see "Underwriting."

(2) Before deducting estimated expenses of $671,600 payable by the Company, including the non-accountable expense allowance.

(3) The Company has granted to the Underwriters an option to purchase up to 165,000 additional shares of Common Stock and/or 330,000 additional Redeemable Warrants, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Holders of Directors Shares will be $6,578,000, $657,800, $5,470,200, and $450,000, respectively. See "Underwriting."
                                    ------


   The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of The Thornwater Company, L.P., New York, New York on or about ______ __, 1996.
                                    ------
                         THE THORNWATER COMPANY, L.P.
______ __, 1996

                   [PICTURES, IF ANY, TO BE INSERTED HERE]

   The Company is not currently a reporting company for purposes of the Securities Exchange Act of 1934. The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.
                                    ------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE BOSTON STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share data give effect to a 4 to 3 reverse split of the shares of Common Stock of the Company which occurred on July 1, 1996. In addition, unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of (i) the Redeemable Warrants offered hereby, (ii) the Underwriters' over-allotment option to purchase additional shares of Common Stock and/or Redeemable Warrants, (iii) the Representative's Warrants to purchase shares of Common Stock and/or Redeemable Warrants, (iv) certain warrants issued by the Company to the three principals of the Company (the "Principals Warrants"), (v) certain warrants issued by the Company to Kirlin Securities, Inc. in connection with a private placement by the Company consummated in September 1995 (the "Kirlin Warrants"), (vi) certain warrants issued by the Company to Mark Rubin (the "Rubin Warrants"), and (vii) certain options issued by the Company to McCormick & Company (the "McCormick Options"). See "Description of Securities" and "Underwriting." See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Securities offered hereby.


                                 THE COMPANY

   Room Plus, Inc. (the "Company") is a fully-integrated manufacturer and retailer of high-pressure, mica-laminated furniture for residential uses, primarily bedroom furniture for children ages three to 16 years old. The Company's products are of a modular design and are intended to be multi-functional, interchangeable and space-saving.


   The Company distributes its products through its own distribution network of 12 retail showrooms located in the greater New York City metropolitan area. The Company uses standard component pieces to manufacture furniture for children's and adult's bedrooms and home offices. The approximately 300 standard components can be finished in various colors and textures and combined in various configurations to produce a finished product which is personalized to the customer's taste, space and budget. The use of standard components also permits the Company's furniture to be reconfigured as the customer's needs or tastes change. For example, a loft bed can be converted into separate beds, a desk, a dresser and a bookcase, and a baby's changing table can be converted into a child's play table and a dresser.


   Unlike many of its direct competitors, the Company uses high quality raw materials in the manufacture of its products, including high-pressure mica laminate that is more resistent to impact and engineered wood that has been laminated on both sides to provide greater stability and protection against warping. The quality of materials and manufacturing processes used by the Company enable it to offer a limited lifetime warranty against structural defects.

   Because the Company's finished products are manufactured from standard components and personalized to the customer's needs, the Company does not maintain a large inventory of finished products (other than showroom display models). Finished products are manufactured to meet a specified delivery date, which is generally fixed at the time of the order and is within two to six weeks thereafter.

   The Company's manufacturing operations are conducted in a 78,000 square foot facility located in Paterson, New Jersey. In the past year, the Company has implemented numerous changes to its manufacturing facility and processes in order to significantly reduce the direct costs of manufacturing and to produce more contemporary styles of high quality, mica-laminated furniture.

   The Company's existing manufacturing facility currently operates on a single shift and has sufficient capacity to more than double its manufacturing volume without substantially increasing indirect costs of manufacture. The Company plans to use a substantial portion of the proceeds of this Offering to establish 12 to 14 additional retail showrooms, primarily in the New York to Washington, D.C. corridor, to increase demand for its products, and to continue to upgrade and automate its manufacturing process and further reduce direct manufacturing costs.

   The Company is a New York corporation that was organized in 1982 under the name RPF Holding Corp. ("RPF Holding") and was engaged in the retail sale of mica-laminated furniture. From 1979 to 1982, the founders of the Company had engaged in the same business under other corporate names. In March 1995, Bunk Trunk Manufacturing Company, Inc. ("Bunk Trunk"), which was the principal manufacturer of the furniture sold by RPF Holding, was merged into RPF Holding. The surviving entity in such merger, which was named TAM Industries, Inc., changed its name to Room Plus, Inc. in June 1995. The Company's principal offices are located at 91 Michigan Avenue, Paterson, New Jersey 07503, and its telephone number at that address is (201) 523-4600.

                                 THE OFFERING

Securities Offered.............  1,100,000 shares of Common Stock and
                                 2,200,000 Redeemable Warrants. The shares of
                                 Common Stock being offered hereby include
                                 100,000 Directors Shares. The Company will not receive any proceeds from the sale of the Directors Shares. See "Description of Securities" and "Selling Security Holders".


Redeemable Warrants............  Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $5.50, subject to adjustment, commencing ______________, 1997, until
                                 ______________, 2001 and is redeemable by the Company at a redemption price of five cents ($.05) commencing ______________, 1997 on 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $7.50 per share, subject to adjustment, for thirty (30) consecutive trading days ending on the fifteenth trading day immediately prior to the notice of redemption. See "Description of Securities -- Redeemable Warrants."


Securities Being Registered for
  the Account of Selling
  Security Holders.............  670,000 shares of Common Stock. None of the shares of Common Stock held by the Selling
                                 Security Holders (which do not include the 100,000 Directors Shares) are being underwritten in this Offering and the Company will not receive any proceeds from their sale. See "Selling Security Holders."

Shares of Common Stock
  Outstanding
   Before Offering.............  3,220,000(1)

   After Offering..............  4,220,000(1)

------
(1) Includes 100,000 Directors Shares. Does not include (i) up to 2,200,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants offered hereby, (ii) up to 165,000 shares of Common Stock and/or 330,000 Redeemable Warrants issuable upon exercise of the Underwriters' over-allotment option, (iii) up to 330,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Underwriters' over-allotment option, (iv) up to 110,000 shares of Common Stock and/or 220,000 warrants issuable upon exercise of the Representative's Warrants,
    (v) up to 220,000 shares of Common Stock issuable upon exercise of the warrants included in the Representative's Warrants, (vi) up to 750,000 shares of Common Stock issuable upon the exercise of the Principals Warrants at an exercise price of $3.00 per share, (vii) up to 750,000 shares of Common Stock issuable upon exercise of the Kirlin Warrants at an exercise price of $1.20 per share, (viii) up to 56,250 shares of Common Stock issuable upon exercise of the Rubin Warrants at an exercise price of $2.00 per share, and (ix) up to 25,000 shares of Common Stock issuable upon exercise of the McCormick Options at $3.00 per share.

Use of Proceeds................  Costs of opening new retail showrooms, renovation of existing retail showrooms, repayment of bank borrowings, purchase and/or lease of machinery and equipment, marketing and advertising and general corporate purposes and working capital. See "Use of Proceeds".

Risk Factors...................  Investment in the Securities offered hereby involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."


                                         NASDAQ
                                        SmallCap                      BSE
                                        Symbol(1)                  Symbol(1)
                                       ------------               ------------

Common Stock  ..........                 PLUS                         RPI
Redeemable Warrants  ...                 PLUSW                        RPIW


------
(1) There is currently no market for the Common Stock or the Redeemable Warrants and there can be no assurance that a market for the Common Stock or the Redeemable Warrants will develop after this Offering. The Company anticipates that, upon completion of this Offering, the Common Stock and the Redeemable Warrants will be listed on NASDAQ SmallCap and the BSE. However, there can be no assurance that such listing will be maintained. See "Risk Factors -- No Prior Public Market; Arbitrary Determination of Offering Prices; Possible Volatility of Securities" and "Risk Factors -- Possible Delisting of Securities."

                            SUMMARY FINANCIAL DATA

STATEMENT OF OPERATIONS DATA:

                                                                                     Six Months Ended
                                                                                         June 30,
                                       Year ended          Year Ended          -----------------------------
                                    December 31, 1994   December 31, 1995          1995            1996
                                    -----------------   -----------------      --------------   ------------
Revenues  .........................   $13,215,387        $13,149,018            $6,325,885         $6,671,082
Cost of goods sold  ...............     6,003,314          6,922,500             3,780,917          2,919,695
Operating expenses  ...............     7,424,579          7,891,297             3,926,102          3,733,369
                                      ------------       ------------        --------------      ------------
Earnings (loss) from operations  ..      (212,506)        (1,664,779)           (1,381,134)            18,018
Interest expense  .................       (16,576)          (182,605)              (40,260)           (23,426)
Miscellaneous income  .............        16,661             23,033                   734              6,783
                                      ------------       ------------            ---------       ------------
Earnings (loss) before income tax
  benefits ........................      (212,421)        (1,824,351)           (1,420,660)             1,375
Pro forma income tax (benefits)(1)        (30,963)          (426,388)             (292,150)               300
                                      ------------       ------------            ---------       ------------
Pro forma net earnings (loss)  ....     $(181,458)       $(1,397,963)          $(1,128,510)            $1,075
                                      ============       ============            =========       ============
Pro forma net earnings (loss)
  per equivalent common stock .....       $ (0.06)           $ (0.42)              $ (0.35)            $   --
                                      ============       ===========            ===========      ============
Common stock and equivalent common
  stock outstanding ...............     3,212,590          3,363,850             3,212,590          3,691,667
                                      ============       ===========            ===========      ============

------
(1) From inception through September 27, 1995, the Company elected to be taxed as an S Corporation under the applicable provisions of the Internal Revenue Code of 1986, as amended. Effective September 27, 1995, the Company's S Corporation election was voluntarily revoked, subjecting the Company to corporate income taxes subsequent to that date. Pro forma income tax (benefits), pro forma net income (loss) per equivalent common stock and common stock and equivalent common stock outstanding represent the Company's income tax position had the Company been a C Corporation for all periods presented other than the six months ended June 30, 1996.

BALANCE SHEET DATA:


                                                                        June 30, 1996
                                                      ------------------------------------------------
                                                                                          Pro Forma
                                                                                              As
                                   December 31, 1995       Actual       Pro Forma(1)    Adjusted(1)(2)
                                   -----------------   --------------    ------------   ---------------
Working capital (deficit)  .....      $(1,246,590)      $(1,230,088)     $ (897,588)      $3,128,812
Total assets  ..................        2,382,173         2,887,131       3,219,631        7,246,031
Total liabilities  .............        3,176,669         3,424,452       3,424,452        3,424,452
Stockholders' equity (deficit)..         (794,496)         (537,321)       (204,821)       3,821,579

------
(1) Reflects the issuance of an additional 500,000 shares of Common Stock subsequent to June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

(2) Reflects the receipt and initial application of the net proceeds from the sale of the Common Stock (excluding the Directors Shares) and Redeemable Warrants offered hereby. See "Use of Proceeds."

                                 RISK FACTORS

   The Securities offered hereby involve a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information and financial data contained in this Prospectus, in evaluating an investment in the Securities offered hereby.


HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY; GOING CONCERN QUALIFICATION IN CERTIFIED PUBLIC ACCOUNTANT'S REPORT

   The Company incurred a net loss for the fiscal years ended December 31, 1994 and 1995 and realized only modest net earnings for the six months ended June 30, 1996. There can be no assurance that the Company will be profitable in the future. As of June 30, 1996, the Company had a working capital deficit of ($1,230,088) and an accumulated deficit of ($2,107,242). In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1995, the Company has received a report from its independent public accountants, Ehrenkrantz and Company, that includes an explanatory paragraph describing the uncertainty as to the ability of the Company to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements (and the related notes thereto) included elsewhere in this Prospectus.

POSSIBLE NEED FOR ADDITIONAL FINANCING

   The Company expects that cash flow from operations, together with the net proceeds of this Offering, will fund its cash requirements for at least the 24 months following the consummation of the Offering. However, additional financing may be required in the event the Company incurs operating losses in the future or new retail showrooms do not generate sufficient cash. In addition, additional financing may be required in order to increase the number of the Company's retail showrooms as planned by management. Because there can be no assurance that adequate additional financing will be available on acceptable terms if at all, the Company may be forced to limit such planned expansion or reduce its operations. Any future financings that involve the sale of the Company's equity securities may result in dilution to then current stockholders. See "Use of Proceeds."

POSSIBLE ADVERSE EFFECT OF GEOGRAPHIC CONCENTRATION

   All of the Company's currently operating retail showrooms are located in the states of New York and New Jersey. The Company intends to open retail showrooms in Pennsylvania, Maryland, Washington, DC and Virginia in the next three to four years. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic conditions in those markets. See "Business -- Expansion Strategy."

AVAILABILITY OF RETAIL SHOWROOM LOCATIONS

   The Company intends to open retail showrooms in Pennsylvania, Maryland, Washington, DC and Virginia in the next three to four years. There can be no assurance that the Company will be able to locate suitable showroom sites, arrange acceptable leases for new retail showrooms or open such showrooms in a timely manner. The inability of the Company to locate suitable sites, enter into acceptable leases or open new retail showrooms in a timely manner may have a material adverse effect on the Company's financial condition.

UNCERTAINTY OF MARKET ACCEPTANCE IN NEW MARKETS

   The Company intends to expand its retail showrooms, all of which are presently located in the metropolitan New York area, into Pennsylvania, Maryland, Washington, DC and Virginia, areas in which the Company has not previously advertised. As a result, the Company will have to advertise extensively and develop name recognition among consumers. Moreover, the consumers in these expansion areas may have different preferences for furniture or may otherwise not be as receptive to the Company's products as consumers in the metropolitan New York area. For these reasons, as well as factors normally associated with expansion, there can be no assurance that retail showrooms to be opened in these new markets will generate sales sufficient to compensate for the increase in overhead, or generate sales or earnings consistent with those generated by retail showrooms in the Company's existing markets.

LACK OF EXPERIENCE OF REPRESENTATIVE

   The Thornwater Company, L.P. (the "Representative") commenced operations in 1995 and it does not have extensive experience as a managing underwriter of public offerings of securities. The Representative is a relatively small firm and no assurance can be given that it will be able to adequately support trading of the Common Stock or the Redeemable Warrants in the aftermarket.

CYCLICAL NATURE OF RETAIL FURNITURE INDUSTRY


   The retail furniture industry historically has been cyclical and directly affected by, among other things, housing starts, existing home sales, consumer confidence and general economic conditions. Furniture purchases are generally discretionary and, in light of the fact that they represent a significant expenditure to the average consumer, they are often deferred during times of economic uncertainty. Accordingly, any period of economic uncertainty may have a material adverse effect on the Company's financial condition.

COMPETITION

   The home furnishings industry is a highly competitive and fragmented market with annual U.S. sales of over $45 billion in 1994 and estimated annual U.S. sales of $48 billion in 1995.

   The Company is the largest retailer of mica-laminated home furniture in the New York metropolitan area. Several small retailers, such as Atlantic Furniture and Kids' Room, and large retailers, such as IKEA, also sell mica-laminated furniture similar to that sold by the Company in the same geographic region. The Company also competes directly or indirectly with all manufacturers and retailers of home furniture, including Huffman Koos, Levitz, Thomasville and Drexel Heritage. In addition, there are no significant barriers to prevent the entry of additional competitors in the home furniture industry generally or in the mica-laminated furniture market itself. Many of the Company's current and potential competitors have substantially greater financial, manufacturing, marketing, distribution and sales resources than the Company, and there can be no assurance that the Company will be able to compete successfully in the future. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL


   The Company is largely dependent on the continued service of Marc Zucker, its Chairman and Chief Executive Officer, Allan Socher, its President and Director of Marketing, and Theodore Shapiro, its Executive Vice President and Director of Manufacturing. The loss of the services of any of Messrs. Zucker, Socher or Shapiro could have a material adverse effect on the Company's operations and financial condition. The Company does not maintain key man life insurance on the lives of Messrs. Zucker, Socher or Shapiro. The Company has entered into employment agreements with each of Messrs. Zucker, Socher and Shapiro, which agreements may be terminated by the Company by not less than three years' notice or by the respective employee on not less than three months' notice. See "Management -- Employment Agreements."


CONTROL BY CERTAIN SHAREHOLDERS


   As of the date of this Prospectus, the three largest stockholders of the Company, Messrs. Zucker, Socher and Shapiro, owned an aggregate of 45.0% of the outstanding shares of Common Stock, excluding any outstanding warrants owned by such individuals, or 55.4%, assuming exercise of such warrants. After giving effect to this Offering, Messrs. Zucker, Socher and Shapiro will own an aggregate of 32.1% of the outstanding shares of Common Stock, excluding any outstanding warrants owned by such individuals, or 44.3%, assuming exercise of such warrants. Accordingly, if Messrs. Zucker, Socher and Shapiro were to vote in the same manner on the election of members of the Board of Directors (the "Board") or on any other matter requiring approval of a majority of the outstanding shares of Common Stock, such matter would likely be approved or defeated, as the case may be, depending on the vote of such stockholders. See "Principal Stockholders."

BROAD DISCRETION IN USE OF FUNDS BY MANAGEMENT


   Approximately 23.0% of the net proceeds of this Offering will be applied to working capital and other general corporate purposes. Accordingly, management of the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

MANAGEMENT OF GROWTH

   The Company's business plan contemplates a significant expansion of its level of operations in all areas, including a substantial increase in the number of the Company's retail showrooms. Such expansion may cause significant strain on the Company's management, financial, marketing and distribution resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and attract, train and motivate qualified employees. If the Company is unable to manage growth effectively, its business, operating results and financial condition will be materially adversely affected. See "Business" and "Management."


FAMILIAL RELATIONSHIPS; TRANSACTIONS BETWEEN BOARD MEMBERS AND COMPANY

   The Company's Board currently consists of the three largest stockholders of the Company (who are also the three highest paid officers and are related to each other by marriage) and one individual who serves as a consultant to the Company. See "Management." Accordingly, there are currently no independent directors on the Board. In the past, the Company has entered into transactions with certain of the directors and may do so in the future. See "Certain Transactions." Although any such transaction between the Company and its officers and directors will be approved by a majority of the directors disinterested in such transaction, investors should bear in mind the foregoing relationships among the directors and the absence of any fully independent director on the Board.


POTENTIAL DILUTIVE EFFECT OF WARRANTS AND OPTIONS

   For the life of the Representative's Warrants, the Redeemable Warrants, the Rubin Warrants, the Kirlin Warrants, the Principals Warrants and the McCormick Options, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. Any rise in the market price of the Common Stock may encourage the holders to exercise such warrants or options, which may result in a dilution of the interests of other stockholders. As a result, the Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while such warrants and options are outstanding. See "Description of Securities."

IMMEDIATE SUBSTANTIAL DILUTION; RISK TO NEW INVESTORS

   The proposed initial public offering price of the Common Stock is substantially higher than the book value per share of Common Stock. Investors purchasing the Common Stock offered hereby will incur immediate substantial dilution of $4.06 per share (81%) in net tangible book value. The present stockholders of the Company acquired their respective shares of Common Stock at costs substantially below the initial public offering price of the Common Stock offered hereby. Accordingly, to the extent the Company incurs losses in the future, investors purchasing the Common Stock in this Offering will bear a disproportionate risk of such losses. See "Dilution."

NO PRIOR PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICES; POSSIBLE VOLATILITY OF SECURITIES

   Prior to this Offering, there has been no public market for the Company's Securities. Accordingly, there can be no assurance that an active trading market will develop or, if developed, that it will be sustained upon the completion of this Offering or that the market prices of the Securities will not decline below the initial public offering prices. The initial public offering prices of the Securities and the terms of the Redeemable Warrants have been arbitrarily determined by negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, book value, net earnings, net sales or other established criteria of value, and should not be considered indicative of the actual value of the Securities. See "Underwriting." The stock market has, from time to time, experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market prices of the Securities.

POSSIBLE DELISTING OF SECURITIES

   Prior to this Offering, there has been no established trading market for the Company's Securities and there is no assurance that a trading market for such Securities will develop after the completion of this Offering. If a trading market does in fact develop for the Securities offered hereby, there can be no assurance that it will be sustained. The Company has applied to have the Common Stock and the Redeemable Warrants listed for trading on NASDAQ SmallCap and the BSE. If the listings are approved, the continued trading of the Common Stock and the Redeemable Warrants on NASDAQ SmallCap and the BSE is conditioned upon the Company meeting certain criteria. If the Com-pany fails to meet any of these criteria, the Common Stock and/or the Redeemable Warrants could be delisted from trading on NASDAQ SmallCap or the BSE, which delisting could materially adversely affect the trading market for the Common Stock and/or the Redeemable Warrants. There can be no assurance that the Securities will not be delisted. See "Underwriting."

PENNY STOCK REGULATION

   In the event the Common Stock is delisted from trading on NASDAQ SmallCap and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also require additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Securities and Exchange Commission (the "Commission"), any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that the Common Stock will not be treated as a penny stock.

NO DIVIDENDS ANTICIPATED

   The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board, out of funds legally available therefor. The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy" and "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE



   Sale of a substantial number of shares of the Common Stock in the public market contemporaneously with or following this Offering could materially adversely affect the market price of the Common Stock. In addition to the Common Stock offered hereby, (i) approximately 75,000 shares of Common Stock being registered for the account of Selling Security Holders will be available for sale on the date of this Prospectus, (ii) approximately 20,000 shares of Common Stock, which are being registered for the account of Selling Security Holders, will be available for sale in the public market commencing six months after the date of this Prospectus unless released earlier by the Representative, (iii) approximately 825,000 shares of Common Stock, including 75,000 shares being registered for the account of Selling Security Holders, will be available for sale in the public market commencing 12 months after the date of this Prospectus unless released earlier by the Representative, (iv) approximately 1,700,000 additional shares of Common Stock will be available for sale in the public market commencing 24 months after the date of this Prospectus, unless released earlier by the Representative, and (v) approximately 500,000 shares of Common Stock being registered for the account of Selling Security Holders will be available for sale in the public market commencing 24 months after the date of this Prospectus, which shares may not be released earlier by the Representative. See "Shares Eligible For Future Sale." Sales of these shares are subject, in the case of shares held by directors, officers and other affiliates of the Company, to certain volume limitations and other requirements of Rule 144 under the Securities Act of 1933 (the "Securities Act").


   Each of the Company's directors and officers (all such stockholders holding an aggregate of 1,500,000 shares of Common Stock, including the Directors Shares, and warrants and options to purchase an aggregate of 775,000 shares of Common Stock), have agreed not to publicly offer, sell or otherwise dispose of any Common Stock (other than the 100,000 Directors Shares and 3,334 shares of Common Stock being registered for the account of Edmund J. McCormick, Jr. as a Selling Security Holder) for a period of 24 months after the date of this Prospectus without the prior written consent of the Representative. See "Shares Eligible For Future Sale."

   Concurrently with the Offering, the Company is registering an aggregate of 670,000 shares of Common Stock for the account of Selling Security Holders. The Selling Security Holders have agreed to contractual restrictions on the sale of such shares. See "Shares Eligible for Future Sale." No prediction can be made as to the effect, if any, that sales of shares of Common Stock by the Selling Security Holders, or the availability of such shares for sale will have on the market prices of the Company's Securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

POTENTIAL ANTI-TAKEOVER EFFECTS OF NEW YORK LAW

   Certain provisions of New York law could delay and impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, even if such event could be beneficial, in the short term, to the interests of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company's Securities.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

   As permitted under the New York Business Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation. See "Management - Limitation of Liability and Indemnification of Directors and Officers."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

   The Redeemable Warrants are subject to redemption by the Company. Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Redeemable Warrants at the current market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price, which may be substantially less than the market value of the Redeemable Warrants at the time of redemption. The holders of the Redeemable Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Redeemable Warrants unless the Redeemable Warrants are exercised before they are redeemed. The holders of Redeemable Warrants will not possess any rights as stockholders of the Company unless and until the Redeemable Warrants are exercised. See "Description of Securities -- Redeemable Warrants."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH EXERCISE OF REDEEMABLE WARRANTS

   The Company will be able to issue shares of its Common Stock upon exercise of the Redeemable Warrants only if there is a then current prospectus relating to the Common Stock issuable upon the exercise of the Redeemable Warrants under an effective registration statement filed with the Commission and only if such Common Stock is then qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of Redeemable Warrants reside. Although the Company will use its best efforts to meet such requirements, there can be no assurance that the Company will be able to do so. The failure of the Company to meet such requirements may deprive the Redeemable Warrants of any value and cause the resale or other disposition of Common Stock issued upon the exercise of the Redeemable Warrants to become unlawful. See "Description of Securities."

                               USE OF PROCEEDS

   At assumed initial public offering prices of $5.00 per share of Common Stock and $.10 per Redeemable Warrant, the net proceeds to be received by the Company from the sale of the Securities offered hereby, after deducting expenses payable by the Company in connection with this Offering, are estimated to be $4,026,400 ($4,787,860 if the Underwriters' over-allotment option is exercised in full).

   The Company intends to use the net proceeds of this Offering substantially as follows:

                                                                                             Approximate
                                                                          Approximate     Percentage of Net
Use of Proceeds                                                          Dollar Amount        Proceeds
 --------------------------------------------------------------------   ---------------   -----------------
Opening twelve to fourteen new retail showrooms  ....................     $2,100,000             52.2%
Improvements to existing retail showrooms(1)  .......................        400,000              9.9
Repayment of outstanding balance of bank borrowings(2)  .............        250,000              6.2
Lease and/or purchase machine tools and office and computer
  equipment .........................................................        200,000              5.0
Marketing and advertising  ..........................................        150,000              3.7
General corporate purposes and working capital  .....................        926,400             23.0
                                                                        ---------------   -----------------
  Total  ............................................................     $4,026,400            100  %
                                                                        ===============   =================

------
(1) Such improvements include, but are not limited to, painting, new signs and new carpeting.
(2) Such bank borrowings bear interest at the prime rate plus two percentage points (currently 10.25%) per annum.

   The amounts and timing of these expenditures may vary depending upon numerous factors, including the ability of the Company to enter into acceptable leases for the opening of new retail showrooms.


   The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on both the expected utilization of funds necessary to finance the Company's existing activities and the Company's current objectives, as well as current economic conditions. The Company may reallocate funds from time to time among the uses discussed above or to new uses if it believes such reallocation to be in its best interest.

   Prior to the application of the net proceeds of this Offering to the purposes discussed above, the Company intends to invest such net proceeds in short-term, investment grade, interest-bearing obligations, certificates of deposit, or direct obligations of, or obligations unconditionally guaranteed by, the United States of America.

   The Company expects that cash flow from operations, together with the net proceeds of this Offering, will fund its cash requirements for at least the 24 months following the consummation of the Offering.


   Any proceeds from the exercise of the Redeemable Warrants and/or the Underwriters' over-allotment option will be included in the Company's working capital.

                                   DILUTION

   As of June 30, 1996, the Company had a negative net tangible book value of ($383,121) or ($0.14) per share. Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding as of June 30, 1996 into the net tangible book value of the Company. Without taking into account any changes in net tangible book value after June 30, 1996 other than to give effect to the issuance of an additional 500,000 shares of Common Stock and the estimated net proceeds from the sale and issuance of the Securities being offered hereby (at assumed initial public offering prices of $5.00 per share of Common Stock and $0.10 per Redeemable Warrant), and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would be $3,975,779 or $0.94 per share, representing an immediate increase in net tangible book value of $1.08 per share to existing stockholders and an immediate dilution of $4.06 per share to purchasers of the Common Stock in this Offering. The number of shares of Common Stock outstanding used in the calculation of the pro forma net tangible book value per share gives effect to this Offering.

   The following table illustrates the per share dilution of a new investor's equity in a share of Common Stock at June 30, 1996:


Assumed initial public offering price per share  ................................                $5.00
Negative net tangible book value per share at June 30, 1996  ....................     (0.14)
Increase per share attributable to new investors  ...............................    $ 1.08
                                                                                    --------
Pro forma net tangible book value per share after giving effect to this Offering .                0.94
                                                                                               -------------
Dilution in net tangible book value per share to new investors  .................                $4.06 (81%)

   If the Underwriter's over-allotment option is exercised in full, the increase per share attributable to new investors, the pro forma net tangible book value per share and the dilution in net tangible book value per share to new investors would be $1.22, $1.08 and $3.92 (78%), respectively.

   The following table sets forth, as of the date of this Prospectus on a pro forma basis, giving effect to this Offering (at an assumed initial public offering price of $5.00 per share of Common Stock), the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing stockholders and the purchasers of the Common Stock in this Offering.


                                  Shares                       Cash
                                 Purchased                Consideration           Average Price
                         ------------------------   --------------------------
                            Number       Percent        Amount       Percent        Per Share
                          -----------   ---------    -------------   ---------   ---------------
Existing stockholders      3,220,000       76.3%      $1,460,175       22.6%          $0.45
New investors  ........    1,000,000       23.7        5,000,000       77.4%          $5.00
                          -----------   ---------    -------------   ---------
Total  ................    4,220,000      100.0%      $6,460,175      100.0%
                          ===========   =========    =============   =========


   The foregoing table assumes no exercise of the Underwriters' over-allotment option or the Representative's Warrants. In addition, the above calculations assume no exercise of any stock options or warrants outstanding as of June 30, 1996 and assume no value attributable to the Redeemable Warrants included in this Offering.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of June 30, 1996, actual, pro forma and pro forma as adjusted. The information presented in the table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements (and the related notes thereto) included elsewhere in the Prospectus. See also "Use of Proceeds" and "Selected Financial Data."


                                                                         June 30, 1996
                                                       ------------------------------------------------
                                                                                           Pro Forma
                                                                                               As
                                                           Actual       Pro Forma(1)     Adjusted(1)(2)
                                                        -------------   -------------    ---------------
Stockholders equity:
   Common Stock; Par Value $.00133, 10,000,000 shares
     authorized; 2,720,000 issued and outstanding
     actual, 3,220,000 issued and outstanding pro
     forma and 4,220,000 shares issued and
     outstanding pro forma as adjusted(3)                $     3,618     $     4,283      $     5,613
   Common stock warrants; 2,200,000 warrants issued
     and outstanding pro forma as adjusted                         0               0          220,000
   Additional paid-in capital                              1,566,303       1,898,138        5,923,208
   Deficit                                                (2,107,242)     (2,107,242)      (2,107,242)
                                                        -------------   -------------    ---------------
    Total stockholders' equity (deficit)                 $  (537,321)    $  (204,821)     $ 4,041,579
                                                        =============   =============    ===============

------
(1) Gives effect to issuance of an additional 500,000 shares of Common Stock subsequent to June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(2) Reflects the receipt and initial application of the net proceeds of the Common Stock and Redeemable Warrants offered hereby. See "Use of Proceeds."


(3) Shares of Common Stock issued and outstanding actual, pro forma and pro forma as adjusted do not include (i) up to 2,200,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants offered hereby, (ii) up to 165,000 shares of Common Stock and/or 330,000 Redeemable Warrants issuable upon exercise of the Underwriters' over-allotment option, (iii) up to 330,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Underwriters' over-allotment option, (iv) up to 110,000 shares of Common Stock and/or 220,000 warrants issuable upon exercise of the Representative's Warrants, (v) up to 220,000 shares of Common Stock issuable upon exercise of the warrants included in the Representative's Warrants, (vi) up to 750,000 shares of Common Stock issuable upon the exercise of the Principals Warrants at an exercise price of $3.00 per share, (vii) up to 750,000 shares of Common Stock issuable upon exercise of the Kirlin Warrants at an exercise price of $1.20 per share,
    (viii) up to 56,250 shares of Common Stock issuable upon exercise of the Rubin Warrants at an exercise price of $2.00 per share, and (ix) up to 25,000 shares of Common Stock issuable upon exercise of the McCormick Options at $3.00 per share. See "Description of Securities" and "Underwriting."


                               DIVIDEND POLICY

   The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Board of the Company currently anticipates retaining all available earnings for the growth and expansion of the Company's business. The declaration and payment of future cash dividends, if any, generally would depend upon the Company's earnings, financial condition, results of operations, current and anticipated capital requirements, plans for expansion, if any, future prospects, restrictions under then existing credit and other debt instruments and arrangements and other factors deemed relevant by the Board. See "Description of Securities -- Common Stock" and "Risk Factors -- No Dividends Anticipated."

                           SELECTED FINANCIAL DATA

   The selected financial data presented below for the Company's statements of operations for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1995 are derived from the Company's financial statements which have been audited by Ehrenkrantz and Company, independent public accountants, and which appear elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 are derived from unaudited financial statements which appear elsewhere in this Prospectus. Management believes that all adjustments necessary for a fair presentation have been made in such interim periods. However, the results of operations for the most recent interim period are not necessarily indicative of the Company's financial results for the entire current fiscal year.

STATEMENT OF OPERATIONS DATA:


                                         Year Ended          Year Ended              Six Months Ended
                                      December 31, 1994   December 31, 1995              June 30,
                                      -----------------   -----------------   ------------------------------
                                                                                   1995            1996
                                                                               --------------   ------------
Revenues  .........................      $13,215,387         $13,149,018        $ 6,325,885     $6,671,082
Cost of goods sold  ...............        6,003,314           6,922,500          3,780,917      2,919,695
Operating expenses  ...............        7,424,579           7,891,297          3,926,102      3,733,369
                                      -----------------   -----------------    --------------   ------------
Earnings (loss) from operations  ..         (212,506)         (1,664,779)        (1,381,134)        18,018
Interest expense  .................          (16,576)           (182,605)           (40,260)       (23,426)
Miscellaneous income  .............           16,661              23,033                734          6,783
                                      -----------------   -----------------    --------------   ------------
Earnings (loss) before income tax
  benefits ........................         (212,421)         (1,824,351)        (1,420,660)         1,375
Pro forma income tax (benefits)(1)           (30,963)           (426,388)          (292,150)           300
                                      -----------------   -----------------    --------------   ------------
Pro forma net earnings (loss)  ....      $  (181,458)        $(1,397,963)       $(1,128,510)    $    1,075
                                      =================   =================    ==============   ============
Pro forma net earnings (loss) per
  equivalent common stock .........      $     (0.06)        $     (0.42)       $     (0.35)    $       --
                                      =================   =================    ==============   ============
Common stock and equivalent common
  stock outstanding ...............        3,212,590           3,363,850          3,212,590      3,691,667
                                      =================   =================    ==============   ============

------
(1) From inception through September 27, 1995, the Company elected to be taxed as an S Corporation under the applicable provisions of the Internal Revenue Code of 1986, as amended. Effective September 27, 1995, the Company's S Corporation election was voluntarily revoked, subjecting the Company to corporate income taxes subsequent to that date. Pro forma income tax (benefits), pro forma net income (loss) per equivalent common stock and common stock and equivalent common stock outstanding represent the Company's income tax position had the Company been a C Corporation for all periods presented other than the six months ended June 30, 1996.

BALANCE SHEET DATA:

                                                                     June 30, 1996
                                                   ------------------------------------------------
                                    December 31,                                      Pro Forma As
                                        1995            Actual       Pro Forma(1)    Adjusted(1)(2)
                                   --------------   --------------    ------------   ---------------
Working capital (deficit)  .....    $(1,246,590)     $(1,230,088)     $ (897,588)      $3,128,812
Total assets  ..................      2,382,173        2,887,131       3,219,631        7,246,031
Total liabilities  .............      3,176,669        3,424,452       3,424,452        3,424,452
Stockholders' equity (deficit)         (794,496)        (537,321)       (204,821)       3,821,579

------
(1) Reflects the issuance of an additional 500,000 shares of Common Stock subsequent to June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

(2) Reflects the receipt and initial application of the net proceeds from the sale of the Common Stock (excluding the Directors Shares) and Redeemable Warrants offered hereby. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS


   The following discussion and analysis should be read in conjunction with the Company's financial statements (and the related notes thereto) included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


RESULTS OF OPERATIONS -- RATIOS

   The following tables set forth, for the periods indicated, certain items from the Company's Statements of Operations, presented as a percentage of revenues. The operating results for any period are not necessarily indicative of results that can be expected for any future period.


                                                   Year ended             Six Months
                                                  December 31            ended June 30
                                             ---------------------   ---------------------
                                                1994       1995         1995       1996
                                              --------   ---------    ---------   --------
Revenues                                       100.0%      100.0%      100.0%      100.0%
Cost of goods sold                              45.4%       52.6%       59.8%       43.8%
Gross profit                                    54.6%       47.4%       40.2%       56.2%
Selling, general & administrative expenses      56.2%       60.0%       62.1%       56.0%
Earnings (loss) from operations                 (1.6)%    (12.6)%     (21.8)%        .2%
Other income (deductions)                         --       (1.2)%       (.6)%       (.2)%
Pro forma net earnings (loss)                   (1.4)%    (10.6)%     (17.8)%        --

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

   Revenues for the six months ended June 30, 1996 totaled $6,671,082 as compared to $6,325,885 for the six months ended June 30, 1995, or an increase of $345,197 or 5.5%. This increase is primarily the result of an increase in the average price received by the Company for its products.

   Cost of goods sold totaled $2,919,695 or 43.8% of revenues for the first six months of 1996 as compared to $3,780,917 or 59.8% of revenues for the first six months of 1995. This reduction of $861,222 or 22.8% was primarily the result of reductions of labor costs and material costs and manufacturing overhead. The overall decrease in direct manufacturing costs was the result of changes made to the method of manufacturing recommended and implemented by a newly hired plant operations manager and the Target Team, which consists of senior management of the Company and management consultants. See "Business -- Manufacturing Process".

   As a result of the foregoing, the Company realized an increase in gross profit in 1996 as compared to 1995, with a gross profit of $3,751,387 or 56.2% of revenues in the first six months of 1996 as compared to $2,544,968 or 40.2% of revenues achieved during the same period in 1995.

   Selling, general and administrative expenses totaled $3,733,369 for the first six months of 1996, as compared to $3,926,102 for the first six months of 1995. The decrease of $192,733 or 4.9% was primarily the result of decreased administrative expenses after the merger of Bunk Trunk and RPF Holding and reduced delivery expenses associated with a change in the furniture delivery company used by the Company. The Company also achieved other reductions in selling, general and administrative expenses through the elimination of states sales tax late payment penalties.

   Operating income for the period ended June 30, 1996 was $18,018 or .2% of revenues as compared to an operating loss of $1,381,134 or 21.8% of revenues during the period ended June 30, 1995.

   Other income and expenses for the period ended June 30, 1996 was ($16,643) as compared to ($39,526) for June 30, 1995. The decrease in other expenses of $22,883 is primarily due to decreased interest expense attributable to the New Jersey sales tax amnesty program that forgave all interest and penalties on delinquent taxes.

   Due to the combination of the preceding factors, the Company realized pro forma net earnings of $1,075 during the six months ended June 30, 1996 as compared to a pro forma net loss of $1,128,510 or 17.8% of revenues during the six months ended June 30, 1995.

TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1994

   During the fiscal year ended December 31, 1995, the Company introduced several new styles of mica-laminated furniture featuring a more rounded modern look. The new line of rounded-edged furniture gained customer acceptance and grew to represent more than 30% of the Company's furniture sales in the first six months of 1996. However, this new line of rounded-edged furniture proved to be more costly to produce than originally anticipated. As a result of the high costs to manufacture these products, in March 1995 the Company implemented many manufacturing processes and management changes. These changes included the hiring of management consultants, the replacement of the operations manager of the manufacturing facility and the establishment of the Target Team.

   Revenues remained relatively stable at $13,149,018 for the twelve months ended December 31, 1995 as compared to $13,215,387 for the twelve months ended December 31, 1994.

   Cost of goods sold for the fiscal year ended December 31, 1995 were $6,922,500 or 52.6% of revenues as compared to $6,003,314 or 45.4% of revenues for the same period in 1994. This increase is primarily due to the introduction of the new rounded-edged product line and the associated increase in manufacturing costs. In October 1995, the Company began implementing changes to the manufacturing processes recommended by the Target Team, which changes have resulted in reductions in such costs.

   As a result of the foregoing, the Company realized a decrease in gross profit in 1995 as compared to 1994, with a gross profit of $6,226,518 or 47.4% of revenues in the twelve months ended December 31, 1995 as compared to $7,212,073 or 54.6% of revenues achieved during the same period in 1994.

   Selling, general and administrative expenses amounted to $7,891,297 or 60.0% of revenues in fiscal year 1995 as compared to $7,424,579 or 56.2% of revenues in fiscal year 1994. Such increase is due primarily due to higher compensation for sales personnel resulting from a new bonus commission program, $99,900 of compensation expense representing the value of certain warrants issued to the placement agent in connection with the September 1995 Private Placement, and an $85,000 write-off relating to a dispute with a delivery company previously used by the Company.

   Operating loss for the fiscal year ended December 31, 1995 was $1,664,779 or 12.6% of revenues as compared to an operating loss of $212,506 or 1.6% of revenues during the fiscal year ended December 31, 1994.

   Other income and expenses for the fiscal year ended December 31, 1995 was ($159,572) as compared to $85 in fiscal year ended December 31, 1994. The primary reasons for the $159,657 net increase in other expenses were $99,900 of interest expense representing the value of certain warrants issued to the several lenders in the 1995 bridge loan and the payment of interest and penalties relating to delinquent states sales taxes.


   In September 1995, the Company's S corporation status was changed to a C corporation under the applicable sections of the Internal Revenue Code of 1986, as amended, as a result of the private placement of 750,000 shares of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This change caused a revised tax treatment so that federal income taxes thereafter became the direct responsibility or benefit of the Company and not of the stockholders. This change gave rise to pro forma tax benefits of $426,388 and $30,963 in the fiscal years ended December 31, 1995 and 1994, respectively, as a result of the operating loss incurred by the Company during those periods.


   The preceding factors combined to show an increase in pro forma net loss totaling $1,216,505 in the fiscal year ended December 31, 1995 as compared to the fiscal year ended December 31, 1994. There was a pro forma net loss of $1,397,963 or 10.6% of revenues in 1995 as compared to a pro forma net loss of $181,458 or 1.4% of revenues in 1994.


LIQUIDITY AND CAPITAL RESOURCES

   The Company had a working capital deficit of $1,230,088 at June 30, 1996 which represented a decrease in the deficit of $16,502 or 1.0% from the working capital deficit of $1,246,590 at December 31, 1995. The decrease in the deficit was mainly due to an increase in inventory levels at June 30, 1996 as compared to December 31, 1995. The Company's cash position increased from ($61,436) on December 31, 1995 to $22,802 on June 30, 1996. This was
primarily related to borrowings from the Company's line of credit discussed below.

   From inception, the Company's operations have been funded by operating revenues, capital contributions, loans from corporate officers and bank debt.
In addition, in September 1995 and July 1996, the Company consummated private placements of 750,000 and 500,000 shares of its Common Stock, respectively.
The Company's operating activi-
ties provided or (used) cash of ($1,385,761) and $491,424 for the fiscal years ended December 31, 1995 and 1994, respectively, and ($200,275) for the six months ended June 30, 1996. In fiscal year 1995, cash was used to primarily finance an approximately 15% decrease in accounts payable relating to obtaining more favorable terms with raw material suppliers, expenses related to the June 1995 bridge loan and the 1995 Private Placement and an increase in cost of goods sold relating to the introduction of the new line of rounded-edged furniture. In fiscal year 1994, cash was provided primarily by an increase in accounts payable, accrued expenses and other liabilities due to a deficiency in working capital. In addition, cash was provided by an increase in payroll and sales tax payable due to an agreement to pay deferred states sales tax. Such increases were offset by a decrease in prepaid expenses and inventory due to the timing of payments for liability and workman's compensation insurance and normal fluctuations in work in process inventory levels. In the first six months of 1996, cash was used primarily to finance payments of payroll taxes through an employee leasing arrangement on a weekly basis rather than on a quarterly basis as in the past. In addition, cash was used to finance the exchange of inventory for future advertising of the Company's products.

   The Company's investing activities provided (used) cash of $195,094, ($302,401) and ($194,496) for the fiscal years ended December 31, 1995 and 1994 and the six months ended June 30, 1996, respectively. The principal source of the cash provided in 1995 was loans from officers in the amount of $254,465, and the principal use of the cash in 1994 was loans to officers of $158,488 and purchases of property and equipment of $135,791. The principal use of cash for the period ended June 30,1996 was the purchase of leasehold improvements and manufacturing machinery.

   The Company's financing activities provided (used) cash of $1,116,716, ($122,255) and $479,009 for the fiscal years ended December 31, 1995 and 1994 and the six months ended June 30, 1996, respectively. The cash provided by the Company's financing activities for the fiscal year 1995 primarily resulted from the 1995 Private Placement (as defined below). The cash used by the Company's financing activities in 1994 primarily consisted of the deferral of rent on retail showrooms and payments made in connection with closed showroom locations. The cash provided by financing activities for the period ended June 30, 1996 was the result of bank borrowings more fully discussed in the following paragraph.

   In March 1996, the Company obtained a bank line of credit in the amount of $350,000, which bears interest at the rate of prime rate plus 2% per annum and must be repaid by April 1997. As of the date of this Prospectus, the outstanding balance on this line of credit is $200,000. In June 1996, the Company obtained a bank loan in the amount of $50,000, which bears interest at prime rate plus 2% per annum and must be repaid by September 1996. As of the date of this Prospectus, the outstanding balance on this bank loan is $50,000. The Company intends to use a portion of the net proceeds from this Offering to repay the outstanding balances on such bank borrowings. See "Use of Proceeds."


   In June 1995, the Company obtained a bridge loan in the amount of $300,000 from several investors. The loan was non-interest bearing and was fully repaid in September 1995 with the proceeds of the 1995 Private Placement discussed below. In connection with the bridge loan, the Company issued to the investors warrants to purchase an aggregate of 75,000 shares of Common Stock at a purchase price of $0.00133 per share. Such warrants were exercised in June 1996.


   In September 1995, the Company issued 750,000 shares of Common Stock in a private placement at a price of $1.33 per share and received net proceeds of approximately $831,000 (the "1995 Private Placement"). The proceeds from this private placement were utilized for deposits on leased machinery for the Company's manufacturing facility, the development of additional retail showrooms and working capital.

   In connection with the 1995 Private Placement, the Company granted to the placement agent a warrant to purchase 75,000 shares of Common Stock at a purchase price of $.00133, which warrant was exercised in September 1995, and the Kirlin Warrants to purchase 750,000 shares of Common Stock at a purchase price of $1.20 per share. See "Description of Securities -- The Kirlin Warrants".

   In June 1996, a bridge loan in the amount of $150,000 was obtained from four investors. The loan bears interest at the rate of 13% per annum and is due on June 18, 1997. In connection with this bridge loan, the Company issued an aggregate of 20,000 shares of Common Stock to the investors.

   In July 1996, a private placement of 500,000 shares of Common Stock at a purchase price of $.80 per share was completed by the Company (the "1996 Private Placement"). The Company received net proceeds of $332,500 from the 1996 Private Placement and such proceeds were utilized for expenses relating to this Offering, repayment of a portion of the Company's bank borrowings and working capital.

   The Company's plan of operation for the next 12 months includes using a portion of the net proceeds of this Offering to open additional retail showrooms and further reducing manufacturing costs. Although the Company believes that this plan will result in the recognition of net earnings by the Company in 1996 and future years, there can be no assurance that the Company will be profitable in the future.


   The Company expects that cash flow from operations, together with the net proceeds of this Offering, will fund its cash requirements for at least the 24 months following the consummation of the Offering. However, there can be no assurance that a sufficient level of sales will be attained to fund such operations, to provide for continuing working capital or to pay for any unanticipated costs that may be incurred by the Company in pursuing its objectives. In the event that the net proceeds of this Offering, together with cash flow from operations will not be sufficient to fund the Company's anticipated cash requirements, the Company may seek to raise funds through bank borrowings and private placements of its securities. It is also the Company's intention to apply for lines of credit that may be utilized to cover any variations in cash availability that may occur on a day-to-day basis. However, there can be no assurance that such borrowings or placements can be completed on terms acceptable to the Company, if at all.

   Historically, demand for the Company's products has been seasonal, with demand increasing in the third and fourth quarters, corresponding to the beginning of the school year and the holiday season. The Company generally realizes 60% of its annual revenues during those quarters.

   The Company's operations have not been materially affected by the impact of inflation.

                                   BUSINESS


GENERAL


   The Company is a fully-integrated manufacturer and retailer of high-pressure, mica-laminated furniture for residential uses, primarily bedroom furniture for children ages three to 16 years old. The Company's products are of a modular design and are intended to be multi-functional, interchangeable and space-saving.


   The Company distributes its products through its own distribution network of 12 retail showrooms located in the greater New York City metropolitan area. Management believes that stores located in strip malls and densely populated areas offer the highest visibility of the Company's products and ease of access for the Company's targeted customers. The Company's retail showrooms range from approximately 2,000 to 5,000 square feet and yield average annual sales of $320 per square foot as compared to the median annual sales of $220 per square foot reported for 52 other furniture stores by Furniture/Today, an industry publication.


   The Company uses standard component pieces to manufacture furniture for children's and adult's bedrooms and home offices. The approximately 300 standard components can be finished in various colors and textures and combined in various configurations to produce a finished product which is personalized to the customer's taste, space and budget. The use of standard components also permits the Company's furniture to be reconfigured as the customer's needs or tastes change. For example, a loft bed can be converted into separate beds, a desk, a dresser and a bookcase, and a baby's changing table can be converted into a child's play table and a dresser.

   Unlike many of its direct competitors, the Company uses high quality raw materials in the manufacture of its products, including high-pressure mica laminate that is more resistant to impact and engineered wood that has been laminated on both sides to provide greater stability and protection against warping. The quality of materials and manufacturing processes used by the Company enable it to offer a limited lifetime warranty against structural defects.

   Because the Company's finished products are manufactured from standard components and personalized to the customer's needs, the Company does not maintain a large inventory of finished products (other than showroom display models). Finished products are manufactured to meet a specified desired delivery date, which is generally fixed at the time of the order and is generally within two to six weeks thereafter.

   The Company's manufacturing operations are conducted in a 78,000 square foot facility located in Paterson, New Jersey. In the past year, the Company has implemented numerous changes to its manufacturing facility and processes in order to significantly reduce the direct costs of manufacturing and to produce more contemporary styles of high quality, mica-laminated furniture.

   The Company's existing manufacturing facility currently operates on a single shift and has sufficient capacity to more than double its manufacturing volume without substantially increasing indirect costs of manufacture. The Company plans to use a substantial portion of the proceeds of this Offering to establish 12 to 14 additional retail showrooms, primarily in the New York to Washington, D.C. corridor, to increase demand for its products, and to continue to upgrade and automate its manufacturing process and to further reduce direct manufacturing costs.

   The residential furniture industry is cyclical, fluctuating with the general economy. While the Company believes that furniture sales are influenced by a number of macroeconomic factors including existing home sales, housing starts, consumer confidence, interest rates and demographic trends, the Company believes that it is less affected by industry economic trends because of its focus on furniture for children. The Company believes that regardless of economic trends, parents will place a high priority on furnishing their children's rooms with affordable, high quality furniture.


   This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


   The Company is a New York corporation that was organized in 1982 under the name RPF Holding Corp. ("RPF Holding") and was engaged in the retail sale of mica-laminated furniture. From 1979 to 1982, the founders of the Company had engaged in the same business under other corporate names. In March 1995, Bunk Trunk Manufacturing Company, Inc. ("Bunk Trunk"), which was the principal manufacturer of the furniture sold by RPF Holding, was merged into RPF Holding. The surviving entity in such merger, which was named TAM Industries, Inc., changed its name to Room Plus, Inc. in June 1995. The Company's principal offices are located at 91 Michigan Avenue, Paterson, New Jersey 07503, and its telephone number at that address is (201) 523-4600.

MANUFACTURING PROCESS

   The Company manufactures its products in a 78,000 square foot plant located in Paterson, New Jersey. The plant currently operates on one shift five days per week utilizing a "Just In Time" manufacturing process that allows the Company to reduce expenses associated with the maintenance of inventory. The plant has sufficient capacity to enable the Company to more than double its manufacturing volume without substantially increasing indirect manufacturing costs.

   Many of the current production processes used by the Company in the manufacture of its products are highly labor intensive as is traditional in the furniture manufacturing industry. The Company intends to utilize a portion of the net proceeds of this Offering to lease and/or purchase machine tools to further automate the manufacture of the Company's products in order to decrease the costs associated with such manufacturing. Management believes that additional shifts of workers, together with the continued automation of the manufacturing process, will permit the Company to meet its manufacturing requirements over the foreseeable future without the necessity of expanding its manufacturing facility beyond its current size. The Company is also exploring the possibility of using any excess manufacturing capacity to provide independent retailers with a private label of the Company's products.

   In March 1995, the Company established the Target Team program as a method of engaging the participation of all Company employees in Company-wide improvements. The Target Team solicits individual employee and group ideas as to how to reduce costs and make the Company more profitable. Groups are created to establish and meet aggressive targets in all phases of the manufacturing process, such as the time it takes to build a piece of furniture and the amount of raw materials utilized. The Target Team consists of senior management of the Company and management consultants who review employee suggestions and provide recommendations that have resulted in the significant reduction of manufacturing costs. For example, the Target Team recommended the establishment of work cells into the production line under which employees are assigned to the manufacture of certain products, thereby increasing productivity and enhancing the skills of workers.

RAW MATERIALS AND SUPPLIERS

   The raw materials used by the Company in manufacturing its products include laminate, lumber, plywood, fiberboard, engineered wood, hardware, adhesives, finishing materials and mirrored glass. Management believes that such raw materials are readily available.

   The Company has no long-term supply contracts for its raw materials and generally purchases its raw materials from a small number of suppliers. Although the Company has strategic reasons such as price, quality and delivery for using a limited number of suppliers, the Company believes that sufficient other sources of raw materials are available should its current supply sources be disrupted. Raw materials prices fluctuate over time depending on factors such as supply and demand and increases in prices may have a short-term negative impact on the Company's financial condition.

PRODUCTS

   The Company manufactures and sells multi-functional high quality mica-laminated furniture designed both to make small spaces larger and to be convertible into other uses. The furniture offered by the Company is primarily made of engineered wood covered on the interior with low-pressure mica laminate and on the exterior with high- pressure mica laminate. The Company has recently test marketed a thinner, low-pressure laminated furniture line that sells at lower prices, and management believes that there is sufficient demand for this product line to warrant further test marketing. In addition, the Company recently introduced a new contemporary modular furniture design that has rounded (post-formed) edges on tops and drawers. The benefits of rounded edges to the consumer include enhanced visual appeal and elimination of hard edges, which is an important safety consideration, since the Company principally targets the children's furniture market.

   The Company manufactures approximately 300 standard components that can be combined in various configurations to meet a customer's space limitations or storage needs, and such components can be finished in hundreds of colors and textures. In addition, the Company offers numerous options and features to personalize its products for each customer. For example, telephone jacks can be added to bedroom headboards, dividers can be included in drawers and night tables can be manufactured with a tray that slides away when not in use. Such features allow customers to have the look and utility of customized furniture at a lower cost.

   The Company maintains an open stock policy, which enables customers to add additional matching pieces over time to previously purchased furniture products and to change the look of their furniture by replacing door and drawer fronts and other accent pieces. The Company believes that such flexibility enhances the value of the furniture to the customer and encourages repeat business.

   A substantial majority of the Company's sales relate to bedroom furniture for children and young adults. The Company offers a wide range of beds for children with matching desks and dressers, including multi-functional bunk and storage modules. One of the most popular models for children is the loft bed that utilizes space more efficiently than conventional bedroom furniture. It is able to sleep one or two people and has a built-in desk and storage drawers. Since a child's room is often the smallest room in the house, the Company's children's furniture line is designed to save space through modular designs and filling space vertically, leading to the Company's motto "A LOT OF LIVING in a Little Space". See "Business -- Advertising and Promotion."

   In addition, a portion of the Company's sales relate to adult bedroom furniture and home office furniture. The Company offers, among other items, night tables, headboards, armoires, bookcases, computer stations and desks. Approximately 5% of the Company's sales are comprised of accessory furnishings such as lamps, bed coverings, bookends, picture frames and other small items that give the Company the ability to complete the design of the room in the showroom.

GALLERY/SPECIALTY FORMAT

   Two formats widely used by retailers of furniture to market their products are the gallery format and the specialty format. The gallery format displays products in complete room settings, including furnishings, wall decor, window treatments, accents and accessories and typically feature the products of one manufacturer, such as Ethan Allen, La-Z- Boy, Thomasville and Drexel Heritage. The specialty format specializes in a category of merchandise such as bedding, sofas or lighting and is utilized by retailers such as Pier 1 Imports, Sleepy's and The Bombay Company.

   The Company utilizes a combination gallery/specialty format as its high-pressure mica-laminated furniture is displayed in settings designed to allow the consumers to envision the look of a complete room in their homes. Each retail showroom features approximately 10-12 room settings. This presentation format encourages consumers to purchase an entire room of furniture and accessories from the Company, instead of individual pieces from different manufacturers and results in an average sale per customer of approximately $2,000. The Company believes that distributing its products through dedicated Company owned stores strengthens brand awareness, provides well-informed and focused sales personnel and encourages the purchase of multiple items per visit.

ADVERTISING AND PROMOTION

   The Company's marketing effort is supported by extensive advertising and promotion featuring the Company's slogan "Just Round the Corner" and "A LOT OF LIVING in a Little Space" motto. Management believes that advertising on broadcast and cable television has made the Company a household name in the area of children's furniture in the New York metropolitan area.

   For fiscal year ended December 31, 1995, the Company's advertising budget was approximately $1,000,000 or 7% of revenues. The Company achieves savings in advertising costs through its use of an affiliated entity to purchase advertising at discounts and its strategy of making long-term advance purchases and purchasing in time blocks in bulk to achieve discounted rates. The Company also advertises to a lesser extent in newspapers and has begun a direct mail campaign to selected target markets.

   The Company's primary target market is women in the 24 to 50 age bracket, since the Company believes they most strongly influence the buying decision for children's furniture. Much of the Company's advertising is also shown during programming for children because children may influence their parents' decision on what type of furniture to have in their rooms.

   The three principals of the Company established Retail Media Plus, Inc. ("Retail Media Plus") in June 1995. Retail Media Plus places all of the Company's advertising and bills the Company only for the actual cost of such advertising, without any additional expenses or mark-ups. See "Certain Transactions."

EXPANSION STRATEGY


   The Company's expansion strategy is primarily focused on opening additional retail showrooms in the existing markets of New York and New Jersey and in new markets such as Pennsylvania, Maryland, Washington, DC and Virginia. Management currently has identified three sites in the metropolitan New York area which will be evaluated for possible expansion in the last six months of 1996 and the first quarter of 1997. The Company intends to use approximately 50% of the proceeds from this Offering to open twelve to fourteen new retail showrooms in the next 24 months. See "Use of Proceeds."


CUSTOMER SATISFACTION

   The Company is committed to providing high-quality customer service in all phases of its business, including offering instant store credit, a decorating service and professional delivery. The Company offers no interest, deferred payment plans to qualified purchasers, which the Company believes gives customers the flexibility to structure their purchases of the Company's furniture according to their budget.

   The Company is generally able to offer delivery and in-home set-up of its products within two to six weeks from the date of the order. Delivery is provided by an independent professional furniture delivery company whose delivery personnel are trained by the Company in the set-up of its products. The Company also offers free in-home decorating service with a minimum purchase of $1,000. A trained salesperson will travel to a customer's home with pictures of the Company's products, floor plans and charts of available colors and finishes, assist the customer in the selection of products and take measurements to ensure that the furniture selected will fit properly in the intended location.

   In addition to its sales personnel, skilled customer satisfaction representatives are available to answer customer questions during business hours. The Company believes that its commitment to customer service has contributed to the number of repeat purchases by the Company's customers.

GOVERNMENT REGULATION


   The Company's manufacturing operations are subject to a wide range of federal, state and local laws and regulations relating to the protection of the environment, worker health and safety and the emission, discharge, storage, treatment and disposal of hazardous materials. These laws include the Clean Air Act of 1970, as amended, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act. Certain of the Company's operations use glues and coating materials that contain chemicals that are considered hazardous under various environmental laws. Accordingly, management closely monitors the Company's environmental performance at its manufacturing facility. The Company is also a voluntary participant in the Occupational Safety and Health Administration ("OSHA") Consultation Program in which OSHA periodically inspects the Company's facilities and makes recommendations on how to eliminate unsafe conditions in the manufacturing process before a complaint is filed. The cost to the Company to comply with government regulation of its manufacturing process and the effect of such compliance on the Company's operations are not material.


   The Company's retail operations are not subject to material federal, state and local laws and regulations other than consumer protection laws. Management believes that the Company is in substantial compliance with all laws and regulations affecting its business.

COMPETITION

   The home furniture industry is a highly competitive and fragmented market with annual U.S. sales of over $45 billion in 1994 and estimated annual U.S. sales of $48 billion in 1995.

   The Company is the largest retailer of mica-laminated home furniture in the New York metropolitan area, where its eleven retail showrooms are located. Several small retailers such as Atlantic Furniture and Kids' Room, and large retailors, such as IKEA, also sell mica-laminated furniture similar to that sold by the Company in the same geographic region, but generally through only one or two retail outlets. The Company also competes with many companies, including much larger and diverse furniture companies, such as Huffman Koos, Levitz, Thomasville and Drexel Heritage, that sell primarily wood furniture that is not mica-laminated. The Company believes that it will face similar competitive conditions (a few small retailers specializing in mica-laminated furniture and many retailers, both large and small, of home furniture that is not mica-laminated) in the market areas in which it plans to open additional retail showrooms.


   Many of the Company's current and potential competitors have substantially greater financial, manufacturing, marketing, distribution and other resources than the Company, and there is no assurance that the Company will be able to compete successfully in the future.


RETAIL SHOWROOMS


   The Company distributes substantially all of its products through a network of Company-owned retail showrooms dedicated solely to the display of the Company's products. All of such showrooms are located in premises leased by the Company. As of the date of this Prospectus, the Company operates 12 retail showrooms in New York and New Jersey, which showrooms are set forth below:


                                        Month and Year           Square Feet
            Location                        Opened              (Approximate)
 ------------------------------          --------------          -------------
Manhattan (3rd. Ave.), NY                     June 1981             3,500
Manhattan (Lexington Ave.), NY            November 1995             2,700
Manhattan (Broadway between
  18th & 19th Sts.), NY                  September 1996             5,000
Scarsdale, NY                              January 1982             3,500
Farmingdale, NY                           February 1995             3,700
Carle Place, NY                             August 1987             4,400
Forest Hills, NY                           October 1987             2,000
Paramus, NJ (Rt.4)                           March 1983             5,000
Paramus, NJ (Rt.17)                       February 1988             5,000
East Hanover, NJ                            August 1983             4,000
East Brunswick, NJ                          August 1985             3,350
Union, NJ                                  October 1995             3,900


   The leases for the Company's retail showrooms have terms ranging from five to 13 years, and some leases contain optional renewal provisions for additional five year periods.


   The Company's retail showrooms are open seven days a week, generally from 10 a.m. to 9 p.m. Monday through Saturday and 12 p.m. to 5 p.m. on Sundays. The two retail showrooms located in Paramus, New Jersey are closed on Sundays.

   From June 1991 to September 1995, the Company closed seven retail showrooms to reduce costs and consolidate selling efforts. The showrooms that were closed were located in Manhasset and Cedarhurst, New York, Totowa, Eatontown, Toms River and Manalapan, New Jersey and Westport, Connecticut.

   In addition to its retail showrooms, the Company currently leases a 78,000 square foot plant in Paterson, New Jersey, which houses its administrative offices, executive staff, sales and marketing staff and its manufacturing and shipping facilities. The Company leases the facility at a monthly rent of approximately $23,000, subject to annual adjustment as more fully set forth in such leases. The leases expire on May 31, 1999, and the Company has the option to renew the leases for an additional 15 year period on the same terms and conditions as the original leases, including annual adjustments in rent. The owner of the Paterson facility is M & S Realty Company, which is owned by Theodore Shapiro, the Company's Executive Vice President and Director of Manufacturing. See "Certain Transactions."


EMPLOYEES

   In January 1996, all Company employees became employees of Corporate Management Group Recruiting, Inc. ("CMGR") and their services were then leased back to the Company pursuant to an employee leasing agreement (the "Employee Leasing Agreement") between the Company and CMGR. All references to employees in this Prospectus refer to employees whose services are leased by the Company from CMGR pursuant to the Employee Leasing Agreement.

   Pursuant to the Employee Leasing Agreement, CMGR is responsible for payment of all federal, state and local employment taxes and providing workers' compensation and disability coverage and other mandated employee benefits for the employees. The Company retains the right to make all decisions concerning the hiring and termination of employees. The Employee Leasing Agreement provides that it shall continue in full force and effect unless terminated by (i) either party for cause, as described in such agreement, (ii) the Company on thirty (30) days prior notice, or (iii) CMGR on ninety (90) days prior notice.

   The Company provides intensive two-week, 100-hour training program to all sales personnel. Topics include merchandising, room layout, product knowledge and salesmanship and are taught by a full-time professional trainer. The Company believes that a well-trained sales force helps increase sales, encourages repeat customers and minimizes employee turnover. The Company attempts to select its retail managers from the pool of sales personnel employed by the Company. The average store manager has been with the Company for approximately seven years, and the sales manager has been with the Company for over 13 years.

   As of June 30, 1996, the Company had approximately 141 employees, of whom four were executive officers, 51 were engaged in sales, 66 were engaged in manufacturing and 20 were administrative staff. Approximately 50 of the Company's manufacturing employees are covered by a collective bargaining agreement with a local division of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO (the "Union"). The Company entered into a three-year collective bargaining agreement with the Union in September 1994. The Company has never experienced a material work stoppage and believes that its relationship with its employees is generally satisfactory.

LEGAL PROCEEDINGS

   The Company is not a party to any material pending legal proceedings, nor, to the Company's knowledge, is any material legal proceeding threatened.

                                  MANAGEMENT

   The directors, executive officers and significant employees of the Company are as follows:

           Name              Age   Position with Company
 ------------------------   -----   ---------------------------------------------------
Marc Zucker                  48    Chairman of the Board and Chief Executive Officer
Allan Socher                 46    President, Director of Marketing and Director
Theodore Shapiro             62    Executive Vice President, Director of Manufacturing and
                                   Director
Edmund J. McCormick, Jr.     54    Director
William Halpern              42    Chief Financial Officer

   Marc Zucker has been the Chairman of the Board and Chief Executive Officer of the Company since March 1995. He was a co-founder of RPF Holding and was its president from 1982 until its merger with Bunk Trunk in March 1995. In addition, he was Vice President and General Manager of Bunk Trunk from its inception in 1984 until the merger with RPF Holding. Prior to that, Mr. Zucker worked in other areas of the retail furniture business for 10 years.

   Allan Socher has been the President, Director of Marketing and a Director of the Company since March 1995. Mr. Socher is also the Company's spokesperson in its extensive television commercials. He was a Vice-President, Secretary and a co-founder of RPF Holding from 1982 until its merger with Bunk Trunk in March 1995 and was a Vice- President and Secretary of Bunk Trunk from its inception in 1984 until the merger with RPF Holding. Prior to that, Mr. Socher worked in other areas of the retail furniture business for 10 years.

   Theodore Shapiro has been the Executive Vice President, Director of Manufacturing and a Director of the Company since March 1995. He was one of the original founders of Bunk Trunk in 1982 and was its President from inception until the merger with RPF Holding in March 1995. Mr. Shapiro had worked in the retail furniture business for over 12 years before founding his own retail furniture chain, Mr. Sandman Furniture, in 1960.

   Edmund J. McCormick, Jr. has been a Director of the Company since March 1995. He has been the Chairman of McCormick & Company, an international management consulting firm, since 1985.

   William Halpern, CPA, has been the Chief Financial Officer of the Company since March 1995. Prior to that, Mr. Halpern was Chief Financial Officer of Bunk Trunk and RPF Holding from December 1989 until their merger in March 1995. Prior to that, he served for over 12 years in diversified financial positions with several corporations, including Xerox Corporation, Colt Industries and Household International. He holds a BA degree in accounting from Brooklyn College.

   Mr. Zucker and Mr. Socher are brothers-in-law and Mr. Shapiro is the uncle of their spouses.

   The Representative is entitled to designate one member of the Board for a period of three years after the date of this Prospectus, subject to the Company's good faith approval. In the event the Representative elects not to exercise this right, it may designate one person to attend all meetings of the Board for a period of three years.


   Directors are elected to serve until the next meeting of stockholders and until their successors are elected and qualified. Meetings of stockholders of the Company will be held on an annual basis upon the completion of this Offering. However, if at any time a meeting is not held for the election of directors, the then current directors will continue to serve until their successors are elected and qualified. Officers serve at the discretion of the Board.

   The Company has undertaken to appoint two independent directors to its Board within 90 days after the date of this Prospectus. The Company is required to appoint two independent directors in order to maintain listing on the Boston Stock Exchange. Failure to appoint such directors could result in a termination of the Company's listing on the Boston Stock Exchange.

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements effective June 30, 1995, as amended on August 1, 1996, with each of Marc Zucker, Allan Socher and Theodore Shapiro (the "Principals"). Pursuant to each employment agreement, Messrs. Zucker, Socher and Shapiro will act as Chairman and Chief Executive Officer, President and Director of Marketing, and Executive Vice President and Director of Manufacturing, respectively, and each will be entitled to receive, among other things, (a) a salary of $125,000 per annum,
(b) such further sum by way of bonus or otherwise as determined by the Compensation Committee of the Board, or if no such committee is established by the Board, the entire Board, in each year of the employment agreement, and
(c) pension contributions as set forth in any future plan adopted by the Company.

   In addition, pursuant to their employment agreements, Allan Socher is entitled to a performance bonus of .75% of revenues and Marc Zucker and Theodore Shapiro are each entitled to a performance bonus of 1.5% of gross profit.


   Each employment agreement shall continue unless terminated by the Company for cause, as described in such employment agreement, or terminated by not less than three (3) years written notice if given by the Company or not less than three (3) months written notice if given by the respective Principal.

   In the event any person shall become beneficially entitled to 50% plus one share or more of the issued and outstanding Common Stock of the Company pursuant to an offer, the terms of which are not recommended by the Board, each of the Principals shall be permitted to terminate his employment agreement within one week of the completion of the change in control or such later date as may be agreed upon by such Principal and the Company. In the event of such termination, the Principal shall be entitled to payment from the Company of an amount calculated in accordance with the provisions of his employment agreement.

   For a period of one year following the termination of each employment agreement, such Principal shall not solicit or endeavor to entice away any employee, director or agent of the Company or any entity affiliated with the Company. In addition, such Principal may not, at any time after the termination of the employment agreement, use the names or slogans "Room Plus", "Just 'Round the Corner" or "A LOT OF LIVING in a Little Space" or any similar name for the purpose of a business competing with the Company or any entity affiliated with the Company.

EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid by the Company to, as well as any other compensation paid to or earned by, the Chairman and Chief Executive Officer of the Company and those executive officers compensated at or greater than $100,000 for services rendered to the Company in all capacities during the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation         Long Term Compensation
                               --------------------------------    ----------------------
                                                                          Awards
                                                                   ----------------------
                                                                        Securities
                                                                        Underlying
    Name of Individual                                                     Options/
 and Principal Position           Year    Salary(1)      Bonus             SARS(#)
 ----------------------------   ------   ----------    ---------   ----------------------
Marc Zucker
  Chairman (Chief Executive
  Officer) ..................    1995     $172,500     $51,184           250,000(2)
Allan Socher
  President and Director of
  Marketing .................    1995     $172,500     $41,861           250,000(2)
Theodore Shapiro
  Executive Vice President
  and Director of
  Manufacturing .............    1995     $172,500     $46,559           250,000(2)


------
(1) Prior to June 30, 1995, each of the named executive officers were paid a base salary of $220,000 per annum. Subsequent to June 30, 1995, each of such officers were paid a base salary of $125,000 per annum as set forth in their respective employment agreements. See "Management--Employment Agreements."
(2) Includes warrants to purchase 250,000 shares of Common Stock at a price of $3.00 per share. Such warrants are exercisable at any time until __________, 2001 [five years from the date of this Prospectus].

   The following table sets forth certain information with respect to options granted to the named executive officers during the fiscal year ended December 31, 1995, and the aggregated number and value of options exercisable and unexercisable by the named executive officers as of December 31, 1995.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             (INDIVIDUAL GRANTS)

                                                    Percent of
                                                      Total
                                   Number of         Options/
                                  Securities          SAR's         Exercise
                                  Underlying        Granted To       or Base
                                 Options/SAR's     Employees in       Price
Name                              Granted (#)      Fiscal Year      ($/Share)    Expiration Date
 ----------------------------   ---------------   --------------    ----------   -----------------
Marc Zucker
  Chairman (Chief Executive
  Officer) ..................       250,000            33.3%          $3.00      ________, 2001(1)
Allan Socher
  President and Director of
  Marketing .................       250,000            33.3            3.00      ________, 2001(1)
Theodore Shapiro
  Executive Vice President
  and Director of
  Manufacturing .............       250,000            33.3            3.00      ________, 2001(1)

------
(1) Warrants are exercisable for a period of five years from the date of this Prospectus.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided in the Business Corporation Law of the State of New York, as amended from time to time.

   Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION OF DIRECTORS

   Outside Directors of the Company are currently entitled to receive $250 for attendance at each Board meeting.

                            PRINCIPAL STOCKHOLDERS


                                                                     Percent Ownership of
                                          Number of Shares of      Common Stock Outstanding
                                             Common Stock      ----------------------------------
                                          Beneficially Owned                         After
 Name and Address of Beneficial Owner      Before Offering     Before Offering     Offering(1)
 -------------------------------------   -------------------   ---------------    ---------------
Marc Zucker                                     733,334 (2)         21.1%              15.7%
91 Michigan Avenue
Paterson, NJ 07503
Allan Socher                                    733,333 (3)         21.1%              15.7%
91 Michigan Avenue
Paterson, NJ 07503
Theodore Shapiro                                733,333 (4)         21.1%              15.7%
91 Michigan Avenue
Paterson, NJ 07503
Edmund J. McCormick, Jr.                         78,334 (5)          2.4%               1.6%
91 Michigan Avenue
Paterson, NJ 07503
Swan Alley (Nominees) Limited                   775,000 (6)         20.8%              16.4%
40 Queen Street
London ECR IDD England
Frank Terzo                                     500,000 (7)         14.4%              11.2%
26 Tunnel Street
Floral Park, NY 11001
Kirlin Holding Corp.                            224,687 (8)          7.0%               5.3%
6901 Jericho Turnpike
Syosset, NY 11791
Mark Rubin                                      192,396 (9)          5.9%               4.5%
17 Cardinal Drive
East Hills, NY 11576
All Directors and Officers as a Group
  (4 Persons)                                 2,278,334(10)         57.0%              43.5%

------
(1) Gives effect to the sale of shares of Common Stock in connection with an offering by the holders of the Directors Shares and the Selling Security Holders which is being made concurrently with this Offering.

(2) Includes warrants to purchase 250,000 shares of Common Stock which Marc Zucker is eligible to exercise on the date of this Prospectus.

(3) Includes warrants to purchase 250,000 shares of Common Stock which Allan Socher is eligible to exercise on the date of this Prospectus.

(4) Includes warrants to purchase 250,000 shares of Common Stock which Theodore Shapiro is eligible to exercise on the date of this Prospectus.

(5) Includes currently exercisable options to purchase 25,000 shares of Common Stock.

(6) Includes an option to purchase that portion of the Kirlin Warrants entitling the holder thereof to purchase 500,000 shares of Common Stock.


(7) Includes an option of Small Cap. Consulting International, Inc. to purchase that portion of the Kirlin Warrants entitling the holder thereof to purchase 250,000 shares of Common Stock. Frank Terzo is the President, sole director and sole stockholder of Small Cap. Consulting
    International, Inc

(8) Includes (i) 219,375 shares of Common Stock owned by Kirlin Holding Corp. and its wholly owned subsidiary, Kirlin Securities, Inc. (collectively, "Kirlin") and (ii) 5,312 shares of Common Stock owned by David Lindner, the Chief Executive Officer of Kirlin. Does not include the Kirlin Warrants to purchase 750,000 shares of Common Stock as to which Kirlin granted options to purchase to Small Cap. Consulting International, Inc. and Swan Alley (Nominees) Limited.

 (9) Includes currently exercisable warrants to purchase 56,250 shares of Common Stock.


(10) Includes an aggregate of 775,000 shares of Common Stock issuable upon exercise of outstanding options and warrants.

                           SELLING SECURITY HOLDERS

   The 100,000 Directors Shares and an aggregate of 670,000 shares of Common Stock are being registered in this Offering at the expense of the Company for the account of the holders of the Directors Shares and the Selling Security Holders, respectively. An aggregate of 75,000 shares of Common Stock being registered for the account of the Selling Security Holders are not subject to any contractual restrictions on resale and can be offered for immediate sale on the date of this Prospectus. Sales of the shares held by the Selling Security Holders may depress the price of the Common Stock or the Redeemable Warrants in any market that may develop for such securities.

   The following tables set forth certain information with respect to the holders of the Directors Shares and the Selling Security Holders. The 670,000 shares of Common Stock being registered for the account of the Selling Security Holders are not being underwritten by the Underwriters in connection with this Offering. However, the 100,000 Directors Shares are being underwritten by the Underwriters in connection with this Offering. The Company will not receive any proceeds from the sale of the Directors Shares or the shares held by the Selling Security Holders. Except as indicated below, none of the Selling Security Holders has had any position, office or other material relationship with the Company within the past 3 years.

DIRECTORS SHARES BEING UNDERWRITTEN IN THIS OFFERING

                            Beneficial Ownership of                  Beneficial Ownership of
                            Shares of Common Stock     Securities     Shares of Common Stock
           Name                  Prior to Sale         to be Sold         After Sale(1)
 ------------------------   -----------------------   ------------    -----------------------
Edmund J. McCormick, Jr.             78,334             8,334(2)             70,000(2)
Theodore Shapiro                    733,333            31,667               701,666(3)
Allan Socher                        733,333            31,667               701,666(4)
Marc Zucker                         733,334            31,666               701,668(5)


------
(1) The percentage of the outstanding shares of Common Stock to be owned by the holders of the Directors Shares upon the completion of the sale of the Common Stock offered hereby is as follows: Edmund J. McCormick (1.6%); Theodore Shapiro (15.7%); Allan Socher (15.7%); and Marc Zucker (15.7%).

(2) Also reflects sale of 3,334 shares of Common Stock being registered for the account of Edmund J. McCormick, Jr. as a Selling Security Holder, which are not being underwritten in this Offering and are subject to a six month contractual restriction on resale. See "Selling Security Holders -- Shares Being Registered for the Account of Selling Security Holders." The 70,000 shares of Common Stock owned by Mr. McCormick includes currently exercisable options to purchase 25,000 shares of Common Stock and such shares are subject to a 24 month contractual restriction on resale. See "Shares Eligible for Future Sale." Mr. McCormick is a director of the Company.

(3) Includes warrants to purchase 250,000 shares of Common Stock which Theodore Shapiro is eligible to exercise on the date hereof. Such shares are subject to a 24 month contractual restriction on resale. See "Shares Eligible for Future Sale." Mr. Shapiro is the Executive Vice President, Director of Manufacturing and a director of the Company.

(4) Includes warrants to purchase 250,000 shares of Common Stock which Allan Socher is eligible to exercise on the date hereof. Such shares are subject to a 24 month contractual restriction on resale. See "Shares Eligible for Future Sale." Mr. Socher is the President, Director of Marketing and a director of the Company.


(5) Includes warrants to purchase 250,000 shares of Common Stock which Marc Zucker is eligible to exercise on the date hereof. Such shares are subject to a 24 month contractual restriction on resale. See "Shares Eligible for Future Sale." Mr. Zucker is the Chairman of the Board and Chief Executive Officer of the Company.

SHARES BEING REGISTERED FOR THE ACCOUNT OF SELLING SECURITY HOLDERS

                                         Beneficial Ownership of                  Beneficial Ownership of
                                         Shares of Common Stock     Securities     Shares of Common Stock
                 Name                         Prior to Sale         to be Sold         After Sale(1)
 -------------------------------------   -----------------------   ------------    -----------------------

Atlantis Capital Partners, Inc.                   25,000             25,000(11)                   0
K. Barton                                         25,000             25,000(11)                   0
M. Behner                                         25,000             25,000(11)                   0
Ronald Bibbo                                      25,000             25,000(11)                   0
Monica Carreca                                    50,000             50,000(11)                   0
Allen Cohen                                       12,500             12,500(11)                   0
Jeffrey Godin                                     25,000             25,000(11)                   0
Greg Khononov                                     12,500             12,500(11)                   0
Kirlin Securities, Inc.                          224,687             89,687(3)              135,000
Edmund J. McCormick, Jr.                          78,334              8,334(4)               70,000(8)
Allan Lyons                                        3,333              3,333(2)                    0
A.C. Providenti                                    4,250              4,250(11)                   0
A. Rella                                           4,250              4,250(11)                   0
Marco Rossi                                        6,250              6,250(11)                   0
Mark Rubin                                       192,396             48,646(5)              143,750(6)
D. Scaringella                                     4,000              4,000(11)                   0
The Clinton Company                               10,000             10,000(2)                    0
Robert Starr                                      50,000             50,000(11)                   0
Swan Alley (Nominees) Limited                    775,000            200,000(11)             575,000(9)
Peter Lontai                                       6,250              6,250 (7)                   0
Ronald Heineman                                   28,125             28,125(10)                   0
Robert J. Lehrman and Laura L.
  Lehrman
  JTWROS                                           3,125              3,125 (7)                   0
Susan Cohen, Claudene Bonanno and
  Robyn Cohn JTWROS                                3,125              3,125 (7)                   0
Anthony Agnello and Annemarie Agnello
  JTWROS                                           2,500              2,500 (7)                   0           0
Michael Madden and Juliette Madden
  JTWROS                                           3,125              3,125 (7)                   0


------
(1) The percentage of the outstanding shares of Common Stock to be owned by each Selling Security Holder upon completion of the Offering is less than 1%, except in the cases of Kirlin Securities, Inc. (3.2%); Edmund J. McCormick, Jr. (1.6%); Mark Rubin (3.3%); and Swan Alley (Nominees) Limited (12.1%).


(2) Shares are subject to a six month contractual restriction on resale. See "Shares Eligible for Future Sale."



(3) Includes (i) 88,125 shares of Common Stock owned by Kirlin and (ii) 1,562 shares of Common Stock owned by David Lindner, the Chief Executive Officer of Kirlin. 44,843 shares of Common Stock are not subject to any contractual restrictions on resale and can be offered for immediate sale on the date of this Prospectus. 44,844 shares of Common Stock are subject to a 12 month contractual restriction on resale. See "Shares Eligible for Future Sale." Kirlin acted as placement agent for the Company's 1995 Private Placement.



(4) Also reflects the sale of 5,000 Directors Shares being underwritten in this Offering. See "Selling Security Holders -- Directors Shares Being Underwritten in this Offering." 3,334 shares are subject to a six month contractual restriction on resale. See "Shares Eligible for Future Sale."

(5) 7,031 shares of Common Stock are not subject to any contractual restrictions on resale and can be offered for immediate sale on the date of this Prospectus. An additional 3,333, 7,032 and 31,250 shares of Common Stock are subject to a six, a 12 and a 24 month contractual restriction on resale, respectively. See "Shares Eligible for Future Sale." Mark Rubin is a management consultant to the Company.



(6) Includes currently exercisable options to purchase 56,250 shares of Common Stock.


(7) 50% of such shares of Common Stock are not subject to any contractual restrictions on resale and can be offered for immediate sale on the date of this Prospectus. 50% of such shares of Common Stock are subject to a 12 month contractual restriction on resale. See "Shares Eligible for Future Sale."


(8) Includes currently exercisable options to purchase 25,000 shares of Common Stock.

(9) Includes an option to purchase that portion of the Kirlin Warrants entitling the holder thereof to purchase 500,000 shares of Common Stock.


(10) 1,562 shares of Common Stock are not subject to any contractual restrictions on resale and can be offered for immediate sale on the date of this Prospectus. An additional 25,000 and 1,563 shares of Common Stock are subject to a six and a 12 month contractual restriction on resale, respectively. See "Shares Eligible for Future Sale."


(11) Shares are subject to a 24 month contractual restriction on resale. See "Shares Eligible for Future Sale."



   The sale of the shares of Common Stock held by the Selling Security Holders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any shares held by the Selling Security Holders, or options thereon, are sold pursuant to this Prospectus at a fixed price or at a negotiated price which is in either case other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the shares held by the Selling Security Holders, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Commission before such Selling Security Holder could make such sale, pay such compensation or make such distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

   The Selling Security Holders may effect transactions in their securities by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' securities as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.


   The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                             CERTAIN TRANSACTIONS


   The Company leases its manufacturing facility located in Paterson, New Jersey from M&S Realty Company, which is owned by Theodore Shapiro, a director and the Executive Vice President and Director of Manufacturing of the Company. The leases for the facility expire May 31, 1999 (subject to extension at the option of the Company) and provide for an annual rental of approximately $277,000. See "Business -- Properties."


   In fiscal year 1994, the Company advanced $158,488 on open account to the three principals of the Company, Marc Zucker, Allan Socher and Theodore Shapiro. Such advances were non-interest bearing and increased the total net amount receivable to the Company from the three principals to $373,410. At December 31, 1995, the three principals' aggregate indebtedness to the Company had been reduced to $118,945 as a result of net payments to the Company by the principals aggregating $254,465 during fiscal year 1995. Such $118,945 balance bears interest at the rate of 8% per annum and matures in January 1997. During the six months ended June 30, 1996, the aggregate amount due to the Company from the three principals increased by $45,649 to $164,594. Such increase consisted of additional advances to the principals in the amount of $39,318 and accrued interest in the amount of $6,331.

   During 1995, the Company agreed to pay $150,000 to the owner of a commercial property in which the Company had previously leased retail showroom space in settlement of claims in respect of unpaid rent and related items. In connection with such settlement, Messrs. Zucker and Socher, who had been members of the partnership that owned such commercial property, transferred their interests in such partnership to the remaining partner in exchange for a release of certain claims against them.

   Retail Media Plus was incorporated by the three principals of the Company in June 1995. Retail Media Plus places all of the Company's advertising and passes through any cost savings to the Company. For fiscal year 1995 and the first six months of 1996, the Company reimbursed Retail Media Plus $65,695 and approximately $440,000, respectively, for advertising costs.

   In 1995, as partial payment for consulting and advisory services to the Company, the three principals of the Company contributed an aggregate of 50,000 shares of Common Stock to Edmund J. McCormick, a director of the Company, which shares were valued at $1.00 per share for purposes of the Company's financial statements. In addition, the Company paid Mr. McCormick $15,400 for such services. In June 1995 the Company issued the McCormick Options to McCormick & Company in connection with an agreement for payment of consultant and advisory services. Edmund J. McCormick is the sole stockholder of McCormick & Company. The McCormick Options consist of the right to purchase up to 25,000 shares of Common Stock at any time at a purchase price of $3.00 per share. See "Description of Securities -- The McCormick Options."

   In June 1996, Edmund J. McCormick loaned the Company $25,000 in connection with the Company's $150,000 bridge loan. Such loan bears interest at the rate of 13% per annum and is due on June 18, 1997. Mr. McCormick also received 3,334 shares of Common Stock in connection with his participation in the bridge financing. Mr. McCormick is also a party to a consulting agreement with the Company pursuant to which he makes recommendations aimed at reducing the Company's operating costs. Pursuant to such consulting agreement, Mr. McCormick is entitled to receive 10% of any cost savings realized by the Company in its manufacturing processes during the period of September 1, 1995 to November 1, 1996. The amount of such cost savings cannot be determined with any certainty as of the date of this Prospectus. However, the Company believes that Mr. McCormick will receive approximately $55,000 pursuant to this agreement.

   In June 1995, Mark Rubin, a stockholder of the Company, became a consultant to the Company. As compensation for his services under his consulting agreement, as amended, Mr. Rubin receives $3,000 per month of which $1,000 per month has not yet been paid and in June 1995 he received the Rubin Warrant to purchase 56,250 shares of Common Stock at $2.00 per share. In connection with an extension of the consulting agreement until June 1997, subject to the Company's right to terminate such agreement after December 1996, Mr. Rubin received 50,000 shares of Common Stock, which shares were valued at $.80 per share (the price of the stock sold in the 1996 Private Placement) for financial accounting purposes.

   Kirlin acted as placement agent in the 1995 Private Placement and received a placement agent commission of $100,000 plus the Kirlin Warrant.

   In July 1996, Frank Terzo became a consultant to the Company. Under his consulting agreement, which is for a term of three years, Mr. Terzo received a cash payment of $25,000 and 250,000 shares of Common Stock, which shares were valued at $.80 per share (the price of the stock sold in the 1996 Private Placement) for financial accounting purposes.

   All future transactions and/or loans between the Company and officers and directors will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the directors of the Company disinterested in such transactions and/or loans.


                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this Offering, there has been no public market for securities of the Company, and no prediction can be made as to the effect, if any, that public market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of a substantial number of shares of Common Stock in the public market may have a material adverse impact on their market price.

   Upon completion of this Offering, the Company will have 4,220,000 shares of Common Stock outstanding. Of these shares, the 1,100,000 being underwritten in this Offering and 75,000 shares being registered for the account of certain Selling Security Holders will be freely transferable without restriction under the Securities Act.

   Of the remaining 3,045,000 shares held by the existing shareholders of the Company, 1,700,000 shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act and will be available for sale in the public market commencing 24 months after the date of this Prospectus unless released earlier by the Representative.


   The remaining 1,345,000 shares will be freely transferrable without restriction under the Securities Act, but they are subject to certain contractual restrictions on resale. 20,000 and 825,000 of such shares will be available for sale in the public market commencing six months and twelve months, respectively, after the date of this Prospectus unless released earlier by the Representative. The remaining 500,000 shares will be available for Sale in the public market commencing 24 months after the date of this Prospectus, which shares may not be released earlier by the Representative.

   Each of the Company's current officers and directors (all such stockholders holding an aggregate of 1,500,000 shares of Common Stock, including the Directors Shares, and warrants and options to purchase an aggregate of 775,000 shares of Common Stock), have agreed not to publicly offer, sell or otherwise dispose of any Common Stock (other than the Directors Shares and 3,334 shares of Common Stock being registered for the account of Edmund J. McCormick, Jr. as a Selling Security Holder) for a period of 24 months after the date of this Prospectus without the prior written consent of the Representative.

   In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of Common Stock for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell in a broker's transaction or to a market maker, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 42,200 shares based on the number of shares expected to be outstanding after this Offering), or (ii) the average weekly trading volume in the public market during the four calendar weeks preceding the filing of a Form 144. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. A person who is not an affiliate of the Company at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the restricted shares for at least three years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice or public information requirements described above.

                          DESCRIPTION OF SECURITIES
COMMON STOCK

   The Company is authorized to issue up to 10,000,000 shares of Common Stock having a par value of $.00133 per share. As of the date of this Prospectus, 3,220,000 shares of Common Stock were issued and outstanding and were held of record by 117 stockholders. An additional 1,581,250 shares of Common Stock are reserved for issuance upon the exercise of various options and warrants as of the date of this Prospectus. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Accordingly, the holders of the majority of the Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities of the Company. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares to be issued in this Offering will be, when issued, legally issued, fully paid and non-assessable.

REDEEMABLE WARRANTS

   Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.50 per share [110% of IPO Price], subject to adjustment, commencing on ------, 1997 [one year from the date of this Prospectus]. The Redeemable Warrants expire on ------ ------, 2001 [five years from the date of this Prospectus]. The Redeemable Warrants will be subject to redemption at a price of $.05 per Redeemable Warrant commencing ------ ------, 1997 [one year from the date of this Prospectus] on 30 days' written notice provided the average closing bid price of the Common Stock as reported by NASDAQ SmallCap (or the last sale price if listed on a national securities exchange), equals or exceeds $7.50 per share [150% of IPO price], subject to adjustment, for 30 consecutive trading days ending on the fifteenth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase Common Stock if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.

   The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including stock splits, stock dividends, subdivisions, combinations, reclassifications, or issuances of stock at a price lower than the current market price. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant.

   The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

   The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Redeemable Warrants at the offices of American Stock Transfer & Trust Company (the "Warrant Agent"), with the form of "Election to Purchase" on the reverse side of the Redeemable Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Redeemable Warrants being exercised.

   The warrants included in the Representative's Warrants are identical to the Redeemable Warrants except the purchase price for a share of Common Stock is $8.25.

THE RUBIN WARRANTS

   The Rubin Warrants are obligations of the Company to Mark Rubin in connection with the provision of financial consulting services to the Company. The Rubin Warrants consist of the right to purchase up to 56,250 shares of Common Stock at any time until August 15, 2000 at a purchase price of $2.00 per share. The Rubin Warrants do not contain any anti-dilution provisions and do not confer any voting or other rights as a stockholder of the Company.

THE KIRLIN WARRANTS


   The Kirlin Warrants were issued by the Company to Kirlin in connection with serving as placement agent for the Company's 1995 Private Placement. The Kirlin Warrants consist of the right to purchase up to 750,000 shares of Common Stock at any time until ------, 2001 [5 years from the date of this Prospectus] at a purchase price of $1.20 per share. The exercise price and the number of shares of Common Stock purchasable upon exercise of the Kirlin Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, merger or consolidation of the Company with another corporation or a sale of all or substantially all of the Company's assets, and the exercise price and the number of shares of Common Stock purchasable pursuant to the Kirlin Warrants shall be proportionately adjusted after such event. The Kirlin Warrants do not confer any voting or other rights as a stockholder of the Company.


THE PRINCIPALS WARRANTS

   The Principals Warrants were collectively issued by the Company to Marc Zucker, Allan Socher and Theodore Shapiro as compensation for such individuals serving as officers of the Company. See "Management -- Executive Compensation". The Principals Warrants consist of the right to purchase up to 750,000 shares of Common Stock at any time until ------, 2001 [5 years from the date of this Prospectus] at a purchase price of $3.00 per share. The exercise price and the number of shares of Common Stock purchasable upon exercise of the Principals Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, merger or consolidation of the Company with another corporation or a sale of all or substantially all of the Company's assets, and the exercise price and the number of shares of Common Stock purchasable pursuant to the Principals Warrants shall be proportionately adjusted after such event. The Principals Warrants do not confer any voting or other rights as a stockholder of the Company.

THE MCCORMICK OPTIONS

   The McCormick Options were issued by the Company to McCormick & Company in connection with a June 1995 agreement for payment of consultant and advisory services. The McCormick Options consist of the right to purchase up to 25,000 shares of Common Stock at any time at a purchase price of $3.00 per share. The McCormick Options do not contain any anti-dilution provisions and do not confer any voting or other rights as a stockholder of the Company.

TRANSFER AND WARRANT AGENT

   The Company has appointed American Stock Transfer & Trust Company as the transfer agent and registrar for its Common Stock and warrant agent for the Redeemable Warrants.

                                 UNDERWRITING


   Subject to the terms and conditions set forth in the Underwriting Agreement, each of the Underwriters named below, for whom The Thornwater Company, L.P. is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, on a firm commitment basis, the respective number of shares of Common Stock, Directors Shares and/or Redeemable Warrants set forth below opposite each such Underwriter's name:


                                                  Number of        Number of
                                  Number of       Directors       Redeemable
         Underwriter               Shares           Shares         Warrants
 ---------------------------     -----------      -----------     ------------
The Thornwater Company,
  L.P. .....................
H.J. Meyers & Co., Inc.  ...

Total  .....................      1,000,000        100,000         2,200,000
                                 ===========      ===========     ============


   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Securities are subject to certain conditions precedent, and that the several Underwriters will purchase all of the Securities shown above if any of such Securities are purchased.

   The Representative has advised the Company that the Underwriters propose initially to offer the Securities directly to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers who are members in good standing with the National Association of Securities Dealers, Inc. ("NASD") at such prices less a concession not in excess of $------ per share of Common Stock and $------ per Redeemable Warrant. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $------ per share of Common Stock and $------ per Redeemable Warrant to certain other dealers. After the initial public offering, the public offering prices, concessions and re-allowances may be changed.

   The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the initial public offering prices less underwriting discounts and the non-accountable expense allowance, an aggregate of 165,000 additional shares of Common Stock and/or an aggregate of 330,000 additional Redeemable Warrants for the purpose of covering over-allotments, if any. To the extent that such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of additional Securities proportionate to such Underwriter's initial commitment.

   The Company has agreed to pay to the Representative a non-accountable expense allowance equal to three percent (3%) of the gross proceeds of this Offering, $25,000 of which has already been paid to date.

   Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission which shall not exceed five percent of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. However, no compensation will be paid to the Representative in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Redeemable Warrants were held in a discretionary account, or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of their termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee. As a result, the Representative may be unable to continue to provide a market for the Company's Securities during certain periods while the Redeemable Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative undertakes to waive unconditionally its right to receive a commission on the exercise of such Redeemable Warrants.

   Pursuant to the Underwriting Agreement, the Company has agreed that, for three years from the effective date of the Registration Statement of which this Prospectus is a part, the Representative may designate one person to the Board of the Company subject to the Company's good faith approval. In the event the Representative elects not to exercise this right, it may designate one person to attend all meetings of the Board for a period of three years.

   The Underwriters have informed the Company that they do not expect any sales of shares of Common Stock and Redeemable Warrants to be made to discretionary accounts.

   The Company has also agreed to retain the Representative as the Company's financial consultant for a period of 24 months from the date hereof and to pay the Representative the amount of $114,400 for such services, all payable in advance on the closing date of this Offering as set forth in the Underwriting Agreement.

   The Company and the Underwriters have agreed to indemnify each other against, or to contribute to losses arising out of, certain civil liabilities in connection with this Offering, including liabilities under the Securities Act.

   Prior to this Offering there has been no public trading market for the Company's Securities. The initial public offering prices of the Securities and the terms of the Redeemable Warrants have been determined by negotiation between the Company and the Representative. Factors considered in determining the initial public offering prices of the Securities and the terms of the Redeemable Warrants, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant.

   In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company 110,000 shares of Common Stock and/or 220,000 warrants (the "Representative's Warrants"). The Representative's Warrants are initially exercisable at a price of $7.50 [150% of IPO Price] per share of Common Stock and $0.15 [150% of IPO Price] per warrant. The warrants issuable upon exercise of the Representative's Warrants are identical to those offered to the public, except the price to purchase a share of Common Stock is $8.25. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Representative's Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Representative's Warrants.

   The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."


   While certain of the officers of the Representative have significant experience in corporate financing and the underwriting of securities, the Representative has previously acted as an underwriter in only one "firm commitment" underwriting and has not acted as the principal underwriter in any such offerings. Accordingly, there can be no assurance that the Representative's limited public offering experience will not adversely affect the Company's offering of the Securities and subsequent development of a trading market in the Securities, if any.


                                LEGAL MATTERS

   Certain legal matters in connection with this Offering will be passed upon for the Company by Wilentz, Goldman & Spitzer, P.A., 90 Woodbridge Center Drive, Woodbridge, New Jersey. Certain legal matters will be passed upon for the Underwriters by Gersten, Savage, Kaplowitz & Curtin, LLP, New York, New York.

                                   EXPERTS

   The financial statements of the Company appearing in this Prospectus and Registration Statement have been audited by Ehrenkrantz and Company, independent public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


   The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the Securities offered hereby. This Prospectus, which is part of the Registration Statement, omits certain information set forth in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Securities offered hereby. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, this Registration Statement, amendments hereto and electronically filed exhibits are also available to the public through an Internet Web Site (http://www.sec.gov) maintained by the Commission.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                   Page
                                                                                 --------
INDEPENDENT AUDITORS' REPORT  ................................................     F-2

BALANCE SHEETS AS OF DECEMBER 31, 1995 (Audited) AND JUNE 30, 1996
  (Unaudited) ................................................................     F-3

STATEMENTS OF OPERATIONS AND DEFICIT FOR THE YEARS ENDED DECEMBER 31, 1994
  AND 1995 (Audited) AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
  (Unaudited) ................................................................     F-4

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEAR ENDED DECEMBER 31,
  1995 (Audited) AND THE SIX MONTHS ENDED JUNE 30, 1996 (Unaudited) ..........     F-5

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
  (Audited) AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) ......     F-6

NOTES TO FINANCIAL STATEMENTS  ...............................................     F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 and Shareholders of Room Plus, Inc.
Paterson, New Jersey

We have audited the accompanying balance sheet of Room Plus, Inc. as of December 31, 1995, and the related statements of operations, statements of stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Room Plus, Inc. as of December 31, 1995, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Certain conditions indicate that the Company may be unable to continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plans with regard to this matter are described in Note 3.


                                          /s/ EHRENKRANTZ AND COMPANY
                                          -----------------------------------
                                          EHRENKRANTZ AND COMPANY


Roseland, New Jersey
April 25, 1996
(Except for Notes 12, 13 and 14, as to which the date is July 1, 1996)

                                 ROOM PLUS, INC.

                                 BALANCE SHEETS

                                                                   December 31,      June 30,
                                                                       1995            1996
                                                                  --------------   -------------
                                                                                    (Unaudited)
                             ASSETS
CURRENT ASSETS
     Cash  ....................................................    $    66,863      $    22,802
     Accounts receivable, less allowance for doubtful accounts
        of $77,000 in 1995 ....................................        165,163          113,570
     Inventories  .............................................      1,229,561        1,266,928
     Notes receivable, officers  ..............................             --          164,594
     Prepaid expenses  ........................................        144,844          330,502
     Deferred income taxes  ...................................        102,000          102,000
                                                                  --------------   -------------
     TOTAL CURRENT ASSETS  ....................................      1,708,431        2,000,396
                                                                  --------------   -------------
PROPERTY AND EQUIPMENT, at cost  ..............................      2,003,872        2,110,530
  Less: Accumulated depreciation  .............................      1,617,197        1,669,734
                                                                  --------------   -------------
                                                                       386,675          440,796
                                                                  --------------   -------------
OTHER ASSETS
     Security deposits  .......................................        107,000          146,635
     Deferred charges  ........................................             --          243,800
     Deferred income taxes  ...................................         52,500           52,200
     Notes receivable, officers  ..............................        118,945               --
     Miscellaneous assets  ....................................          3,304            3,304
     Cash surrender value, officers' life insurance, net of
        loans of $163,089 in 1995 .............................          5,318               --
                                                                  --------------   -------------
                                                                       287,067          445,939
                                                                  --------------   -------------
                                                                   $ 2,382,173      $ 2,887,131
                                                                  ==============   =============

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Cash overdraft  ..........................................    $   128,299      $        --
     Current portion of long-term debt  .......................        163,440          125,129
     Notes payable, bank  .....................................             --          395,000
     Notes payable, other  ....................................             --          150,000
     Due to related companies  ................................        107,156          290,734
     Accounts payable and accrued expenses  ...................      1,783,145        1,491,461
     Payroll and sales taxes payable  .........................        186,931          118,251
     Customer deposits and other advances  ....................        586,050          659,909
                                                                  --------------   -------------
     TOTAL CURRENT LIABILITIES  ...............................      2,955,021        3,230,484
                                                                  --------------   -------------
LONG-TERM DEBT, less current portion  .........................        221,648          193,968
                                                                  --------------   -------------
COMMITMENTS AND CONTINGENCY  ..................................             --               --
STOCKHOLDERS' EQUITY (DEFICIT)
  Capital stock
          Authorized, 10,000,000 shares at $.00133 par value,
             issued and outstanding, 2,325,000 and 2,720,000
             shares in 1995 and 1996 ..........................          3,092            3,618
  Additional paid-in capital  .................................      1,310,729        1,566,303
  Deficit  ....................................................     (2,108,317)      (2,107,242)
                                                                  --------------   -------------
                                                                      (794,496)        (537,321)
                                                                  --------------   -------------
                                                                   $ 2,382,173      $ 2,887,131
                                                                  ==============   =============

See notes to financial statements.

                               ROOM PLUS, INC.

                           STATEMENTS OF OPERATIONS


                                           Years Ended December 31          Six Months Ended June 30
                                       -------------------------------   -------------------------------
                                            1994             1995              1995            1996
                                        -------------   --------------    ---------------   ------------
                                                                                    (Unaudited)
REVENUES  ...........................    $13,215,387     $13,149,018       $ 6,325,885      $6,671,082
COST OF GOODS SOLD  .................      6,003,314       6,922,500         3,780,917       2,919,695
                                        -------------   --------------    ---------------   ------------
GROSS PROFIT  .......................      7,212,073       6,226,518         2,544,968       3,751,387
                                        -------------   --------------    ---------------   ------------
EXPENSES
   Selling ..........................      4,480,587       4,491,812         2,616,146       2,755,425
   General and administrative .......      2,943,992       3,399,485         1,309,956         977,944
                                        -------------   --------------    ---------------   ------------
                                           7,424,579       7,891,297         3,926,102       3,733,369
                                        -------------   --------------    ---------------   ------------
EARNINGS (LOSS) FROM
   OPERATIONS .......................       (212,506)     (1,664,779)       (1,381,134)         18,018
                                        -------------   --------------    ---------------   ------------
OTHER INCOME (DEDUCTIONS)
 Interest expense  ..................        (16,576)       (182,605)          (40,260)        (23,426)
 Miscellaneous income  ..............         16,661          23,033               734           6,783
                                        -------------   --------------    ---------------   ------------
                                                  85        (159,572)          (39,526)        (16,643)
                                        -------------   --------------    ---------------   ------------
EARNINGS (LOSS) BEFORE INCOME TAXES
   (BENEFITS) .......................       (212,421)     (1,824,351)       (1,420,660)          1,375
INCOME TAXES (BENEFITS)  ............         (7,865)       (118,103)          (28,261)            300
                                        -------------   --------------    ---------------   ------------
NET EARNINGS (LOSS)  ................    $  (204,556)    $(1,706,248)      $(1,392,399)     $    1,075
                                        =============   ==============    ===============   ============
PRO FORMA NET LOSS DATA
   (UNAUDITED):
   Loss before provision for income
     tax benefits  ..................    $  (212,421)    $(1,824,351)      $(1,420,660)     $       --
   Pro forma income tax benefits ....        (30,963)       (426,388)         (292,150)             --
                                        -------------   --------------    ---------------   ------------
     Pro forma net loss  ............    $  (181,458)    $(1,397,963)      $(1,128,510)     $       --
                                        =============   ==============    ===============   ============
PRO FORMA NET LOSS PER COMMON SHARES
   OUTSTANDING ......................    $     (0.06)    $     (0.42)      $     (0.35)     $       --
                                        =============   ==============    ===============   ============
PRO FORMA COMMON SHARES
   OUTSTANDING ......................      3,212,590       3,363,850         3,212,590              --
                                        =============   ==============    ===============   ============

See notes to financial statements.

                               ROOM PLUS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                         YEAR ENDED DECEMBER 31, 1995
                      AND SIX MONTHS ENDED JUNE 30, 1996




                                    Common Stock           Additional
                              ------------------------      Paid-in
                                 Shares       Amount        Capital          Deficit
                               -----------   ---------    -------------   --------------
BALANCE, December 31, 1994      1,500,000     $1,992       $  230,082      $  (402,069)

STOCK SPLIT  ...............           --         --           58,000               --

ISSUANCE OF COMMON STOCK  ..      825,000      1,100        1,022,647               --

NET LOSS  ..................           --         --               --       (1,706,248)

                               -----------   ---------    -------------   --------------

BALANCE, December 31, 1995      2,325,000      3,092        1,310,729       (2,108,317)

ISSUANCE OF COMMON STOCK  ..      395,000        526          255,574               --

NET EARNINGS  ..............           --         --               --            1,075

                               -----------   ---------    -------------   --------------

BALANCE, June 30, 1996
    (Unaudited) ............    2,720,000     $3,618       $1,566,303      $(2,107,242)

                               ===========   =========    =============   ==============

See notes to financial statements.

                               ROOM PLUS, INC.

                           STATEMENTS OF CASH FLOWS


                                                           Years Ended December 31          Six Months Ended June 30
                                                      --------------------------------   ------------------------------
                                                           1994             1995               1995            1996
                                                       -------------   ---------------    ---------------   -----------
                                                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings (loss) .............................     $(204,556)     $ (1,706,248)     $ (1,392,399)     $   1,075
   Adjustments to reconcile net earnings (loss) to
     net cash provided by (used in) operating
     activities
     Depreciation  .................................       127,131           136,849            77,619         52,537
     Loss on sale of equipment  ....................            --             1,335                --          2,554
     Reserve for bad debts  ........................            --            77,412                --             --
     Deferred income taxes  ........................        (9,826)         (121,300)          (31,400)           300
     (Increase) decrease in operating assets
        Accounts receivable ........................        20,282          (191,438)          (21,928)        51,693
        Inventories ................................       (20,941)          510,394           435,404        (37,367)
        Prepaid expenses ...........................       (59,980)          (17,331)              674        (89,658)
        Deferred charges ...........................            --                --                --        (83,800)
     Increase (decrease) in operating liabilities
        Accounts payable, accrued expenses and other
          liabilities  .............................       588,929          (153,984)          187,389        (34,247)
        Payroll and sales taxes payable ............        51,179            78,074           100,613        (68,680)
        Cash surrender value, officers' life
          insurance  ...............................          (794)              476                --          5,318
                                                       -------------   ---------------    ---------------   -----------
        Net cash provided by (used in) operating
          activities  ..............................       491,424        (1,385,761)         (644,028)      (200,275)
                                                       -------------   ---------------    ---------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment .............      (135,791)          (59,124)          (21,373)      (109,212)
   Net loans (to) from officers ....................      (158,488)          254,465           338,588        (45,649)
   Increase in security deposits and other assets ..        (8,122)             (247)           (3,154)       (39,635)
                                                       -------------   ---------------    ---------------   -----------
        Net cash provided by (used in) investing
          activities  ..............................      (302,401)          195,094           314,061       (194,496)
                                                       -------------   ---------------    ---------------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from (repayment of) short-term debt ....       (34,133)               --           227,490        545,000
   Net proceeds (repayment) of long-term debt ......       (88,122)           34,969            13,089        (65,991)
   Proceeds from issuance of common stock ..........            --         1,081,747                --             --
                                                       -------------   ---------------    ---------------   -----------
        Net cash provided by (used in) financing
          activities  ..............................      (122,255)        1,116,716           240,579        479,009
                                                       -------------   ---------------    ---------------   -----------

NET INCREASE (DECREASE) IN CASH  ...................        66,768           (73,951)          (89,388)        84,238

CASH (OVERDRAFT), beginning of period  .............       (54,253)           12,515            12,515        (61,436)

                                                       -------------   ---------------    ---------------   -----------

CASH (OVERDRAFT), end of period  ...................     $  12,515       $   (61,436)      $   (76,873)     $  22,802

                                                       =============   ===============    ===============   ===========

See notes to financial statements.

                               ROOM PLUS, INC.

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   The Company was established in 1982 under the name RPF Holding Corp. In March 1995, Bunk Trunk Manufacturing Company, Inc. ("Bunk Trunk") was merged into the Company. Three months later, the surviving entity, which was named TAM Industries, Inc., changed its name to Room Plus, Inc.

   The Company is located in Paterson, New Jersey, and manufactures high quality mica furniture. Substantially all sales are made through its 11 retail showrooms located in New York and New Jersey, under the trade name of Room Plus Furniture.

ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

   Inventories are stated at the lower of cost determined by the first-in, first-out method or market.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization are computed on the straight-line and various accelerated methods over the estimated useful lives of the related assets as follows:

Automobiles  ...................................           3-5 years
Showroom furniture, fixtures and equipment  ....           5-7 years
Factory machinery and equipment  ...............          5-10 years
Leasehold improvements  ........................         10-39 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of the Company's assets and liabilities which constitute financial instruments as defined in Statement of Financial Accounting Standards No. 107 approximate their recorded value.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED
 ASSETS TO BE DISPOSED OF

   In March 1995, Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long- Lived Assets and the Long-Lived Assets to be Disposed of" ("SFAS 121"), was issued. This statement, which will be required in 1996, establishes accounting standards for the impairment of long-lived assets, certain indentifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company does not expect that the adoption of SFAS 121 will have a material impact on the financial statements.

ADVERTISING

   The Company expenses the production costs of advertising the first time the advertising takes place.

   Advertising expense was $960,990 and $996,602 in 1994 and 1995, respectively.

                               ROOM PLUS, INC.

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

PRO FORMA NET LOSS PER COMMON SHARE

   Pro forma net loss per common share has been computed by dividing pro forma net loss by the pro forma number of common shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options and shares issued within one year of the public offering at less than the public offering price are assumed to be outstanding for each year presented for purposes of the per share calculation. Such incremental shares were determined utilizing the treasury stock method as if they were outstanding for all periods presented.

UNAUDITED INTERIM FINANCIAL STATEMENTS

   The financial statements as of June 30, 1996 and for the six months ended June 30, 1996 include, in the opinion of management, all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results for the interim period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2: MERGER

   The merger of Bunk Trunk into the Company in March 1995 has been accounted for as a pooling of interests and, accordingly, the Company's financial statements have been restated to include the accounts and operations of Bunk Trunk for all periods prior to the merger.

   Results of operations for the periods prior to the merger with Bunk Trunk for the year ended December 31, 1995 are as follows:

 NET SALES
     Room Plus, Inc. ...................                        $12,978,052
     Bunk Trunk ........................                            170,966
                                                               ---------------
                                                                $13,149,018
                                                               ===============
NET LOSS
     Room Plus, Inc. ...................                        $(1,311,757)
     Bunk Trunk.........................                           (194,691)
                                                               ---------------
                                                                $(1,506,448)
                                                               ===============

NOTE 3: GOING CONCERN

   The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred working capital deficiencies in each of the last three fiscal years and has a deficiency in assets of approximately $794,500 at December 31, 1995, which raises substantial doubt about the Company's ability to continue as a going concern. The Company intends to raise additional capital through short term borrowings, a private placement and an initial public offering (see Note 14). The Company believes upon successful completion of the private placement and initial public offering, the substantial doubt about the Company's ability to continue as a going concern will be eliminated.

NOTE 4: INVENTORIES

   Inventories consist of the following:

                                   December 31,                     June 30,
                                       1995                           1996
                                  --------------                   -----------
                                                                  (Unaudited)
Showrooms  ................         $  957,259                     $  960,185
Raw materials  ............            261,111                        296,645
Work-in-process ...........             11,191                         10,098
                                  --------------                   -----------
                                    $1,229,561                     $1,266,928
                                  ==============                   ===========

                               ROOM PLUS, INC.

NOTE 5: PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                       December 31,      June 30,
                                                           1995            1996
                                                      --------------   ------------
                                                                       (Unaudited)
Automobiles  ......................................     $   20,304      $   20,304
Showroom office furniture, fixtures and equipment          410,110         428,194
Factory machinery and equipment  ..................        663,353         695,205
Leasehold improvements  ...........................        910,105         966,827
                                                      --------------   ------------
                                                        $2,003,872      $2,110,530
                                                      ==============   ============


NOTE 6: LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                                December 31,     June 30,
                                                                                    1995           1996
                                                                               --------------   -----------
                                                                                                (Unaudited)
Obligations under capital leases are payable in monthly installments of
  $3,206 maturing in 1999 and bear interest at rates between 10.70% and
  19.70%. The obligations are collateralized by machinery and equipment and
  guaranteed by three executive officers (see Note 7) ......................      $ 98,494       $101,616
Obligation payable to New York State Department of Finance, with interest,
  payable in monthly installments of $9,650 until December, 1996 ...........       121,739         61,626
Various unsecured obligations payable to landlords of showrooms leased by
  Room Plus, Inc. and maturing through September, 2001 .....................       150,000        141,000
A note due a spouse of an executive officer bearing interest at 8%, due
  January 15, 1997 .........................................................        14,855         14,855
                                                                               --------------   -----------
                                                                                   385,088        319,097
Less: Current portion, including obligations under capital leases of
  $26,701 in 1995 ..........................................................       163,440        125,129
                                                                               --------------   -----------
                                                                                  $221,648       $193,968
                                                                               ==============   ===========


   Annual payments of long-term debt are as follows:

 Years Ending
 December 31                                                         Amount
 --------------                                                    -----------
     1996  .................................                        $163,440
     1997  .................................                          63,653
     1998  .................................                          47,335
     1999  .................................                          68,160
     2000  .................................                          36,000
     2001  .................................                           6,500
                                                                   -----------
                                                                    $385,088
                                                                   ===========

NOTE 7: OBLIGATIONS UNDER CAPITAL LEASES

   The Company leases certain machinery and equipment under capital leases with a capitalized cost of $170,628 less accumulated depreciation of $84,106.

                               ROOM PLUS, INC.

Note 7: OBLIGATIONS UNDER CAPITAL LEASES  - (Continued)

   The following is a schedule of future minimum payments required under the leases together with their present value as of December 31, 1995:

 Years Ending
 December 31                                                         Amount
 -----------------------------------                                ----------
     1996  .........................                                $ 38,472
     1997  .........................                                  38,472
     1998  .........................                                  35,948
     1999  .........................                                   9,008
                                                                    ----------
                                                                     121,900
Less: Amount representing interest..                                  23,406
                                                                    ----------
                                                                    $ 98,494
                                                                    ==========

NOTE 8: RELATED PARTY TRANSACTIONS

   In 1995, the Company received $254,465, net of advances from three officers. The balance due from the officers has been reduced to an aggregate of $118,945 at December 31, 1995. The amounts, represented by promissory notes, bear interest at 8% per annum and mature in January 1997.


   During the year ended December 31, 1995, the Company accrued an obligation of $150,000 to the owner of a commercial property in which the Company had previously leased retail showroom space in settlement of claims in respect of unpaid rent and related items. In connection with such settlement, certain executive officers, who had been members of the partnership that owned such commercial property, transferred their interests in such partnership to the remaining partner in exchange for a release of certain claims against them. In addition, during the year ended December 31, 1995, the Company incurred advertising costs of approximately $66,000 payable to a related company.

   Employment contracts between the Company and three executive officers through 1998 each provide for minimum annual salaries of $125,000, adjusted for incentives based on the Company's attainment of specified levels of sales. In addition, the executive officers receive an allowance for certain expenses.


   See Notes 6, 10, 12, 13 and 14 for other related party transactions.

NOTE 9: INCOME AND DEFERRED TAXES

   The Company was an "S" Corporation for Federal and New York state income tax purposes through September 30, 1995. The stockholders accounted for their share of the Company's earnings, losses, deductions and credits on their income tax returns. Accordingly, these statements do not include any provision for Federal and New York state income taxes prior to September 30, 1995. The Company was subject to New Jersey income taxes for the year ended December 31, 1995.

   The accompanying statements of operations include unaudited pro forma adjustments for income tax expense which would have been recorded prior to September 30, 1995 had the Company been subject to Federal and New York income taxes based on the tax laws in effect during those periods.

   A deferred tax asset results from timing differences in the recognition of depreciation for tax and financial reporting purposes and the recognition of net operating loss carryforwards for financial statement purposes in 1995 of approximately $400,000 and $1,300,000 for Federal and state income taxes, respectively. The carryforwards expire between 1998 and 2010. The Company has provided a valuation reserve of approximately $155,000 in 1995 against the future benefits of the net operating loss carryforwards.

                               ROOM PLUS, INC.

Note 9: INCOME AND DEFERRED TAXES  - (Continued)

   The Federal and State income tax expense (benefit) is comprised of the following:

                                          December 31,
                                   -----------------------------     June 30,
                                      1994            1995            1996
                                   -----------    -------------     ----------
Current income tax expense
     Federal  ................      $     --        $      --        $  --
     State  ..................         9,267            3,197           --
                                   -----------    -------------     ----------
                                       9,267            3,197           --
                                   -----------    -------------     ----------
Deferred income tax (benefit)
     Federal  ................            --          (79,400)         234
     State  ..................       (17,132)         (41,900)          66
                                   -----------    -------------     ----------
                                     (17,132)        (121,300)         300
                                   -----------    -------------     ----------
                                    $ (7,865)       $(118,103)       $ 300
                                   ===========    =============     ==========

NOTE 10: COMMITMENTS AND CONTINGENCY

COMMITMENTS

   Leases for retail showrooms in New York and New Jersey expire at various dates through October 2005. The leases require the Company to pay certain operating expenditures including real estate taxes, while certain leases contain provisions for rent escalations.

   The Company leases its manufacturing facility from M & S Realty Company, a related party, under two leases which expire May 31, 1999 at an annual rental of approximately $277,000. The leases require the Company to pay certain operating expenses of the facility, including real estate taxes and insurance. In addition, the leases contain provisions for rent escalations and an optional renewal term of fifteen years.

   Rent expense for retail showrooms and the manufacturing facility totaled $1,440,700 and $1,409,500 in 1995 and 1994, respectively.

   The Company has automotive and other equipment leases expiring through December 2000, with future minimum lease payments of approximately $197,000. Rent expense for these leases totaled approximately $47,000 and $32,000 in 1995 and 1994, respectively.

   Approximate future minimum rentals under all operating lease arrangements are due as follows:

 Years Ending
 December 31                                                        Amount
 --------------                                                  -------------
     1996  ....                                                   $1,069,300
     1997  ....                                                    1,079,200
     1998  ....                                                      930,000
     1999  ....                                                      628,700
     2000  ....                                                      385,000
     Thereafter                                                      838,000
                                                                 -------------
                                                                  $4,930,200
                                                                 =============

                               ROOM PLUS, INC.

Note 10: COMMITMENTS AND CONTINGENCY  - (Continued)

LITIGATION

   The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

CONSULTING AGREEMENT

   A director is a party to a consulting agreement with the Company pursuant to which he makes recommendations aimed at reducing the Company's operating costs. Under such consulting agreement, the director is entitled to receive 10% of any cost savings realized by the Company in its manufacturing processes during the period September 1, 1995 to November 1, 1996. The amount of such cost savings cannot be determined with any certainty.

NOTE 11: PENSION PLAN

   The Company funds a union sponsored defined contribution pension plan which covers its union employees. Contributions totaled $16,311 in 1995 and $16,375 in 1994.

   The Company has a deferred compensation plan under section 401(k) of the Internal Revenue Code. Under the plan, which may be funded at the employer's discretion, all non-union employees may elect to defer a portion of their salary. No contributions were made by the Company in 1995 and 1994.

NOTE 12: CAPITAL TRANSACTIONS

   In addition to the merger with Bunk Trunk Manufacturing Company, Inc. (see
Note 2) the following occurred in June 1995:

       1. The stockholders of the Company approved amendments to its Certificate of Incorporation increasing the number of authorized shares to 10,000,000 with a designated par value of $.001.

       2. The Company approved a 33,333 for 1 stock split whereby 1,999,940 additional shares of common stock were issued and additional paid-in capital was increased by approximately $58,000.

       3. As payment for consulting and advisory services to the Company, three executive officers contributed an aggregate 50,000 shares of common stock to a Director as additional compensation. In connection with the transaction, professional fees related to these services charged to expenses totaled $50,000 with a corresponding credit to additonal paid-in capital. In addition, the Company granted an option to this Director of 25,000 common shares at $3 per share.

   In September 1995, the Company, through a private placement, sold 750,000 shares of common stock to unrelated investors at $1.33 per share and received net proceeds of approximately $831,000. The proceeds were utilized for deposits on leased machinery in the factory, development of additional retail showrooms and to provide working capital. In connection with the private placement, the following other events occurred;

       1. Three executive officers of the Company received warrants to purchase 750,000 shares of common stock exercisable at $3 per share any time up to five years after the Company's shares of common stock are first offered to the public pursuant to a valid registration statement (see Note
   14).

       2. Warrants were granted to several lenders in connection with prior bridge loan financing to purchase 75,000 shares of common stock at $.00133 per share and were exercised in June 1996. Interest expense of $99,900 relating to the issuance of the warrants was charged to expenses with a corresponding credit to additional paid-in capital.

       3. A warrant was granted to the placement agents to purchase 75,000 shares at $.00133 per share which was exercised at the closing of the private placement. Compensation expense of $99,900 relating to these services was charged to expenses with a corresponding credit to additional paid-in capital.

       4. Warrants to purchase 750,000 additional common shares exercisable at $1.20 per share were issued to the placement agents exercisable any time up to five years after the Company's shares of common stock are first offered to the public pursuant to a valid registration statement.

                               ROOM PLUS, INC.

Note 12: CAPITAL TRANSACTIONS  - (Continued)

5. An unrelated individual who provided financial consulting, received warrants to purchase 56,250 shares of common stock at $2.00 per share.

   On July 1, 1996, the Board of Directors and the shareholders approved a 4 for 3 reverse stock split of the Company's common stock with an increase in par value to $.00133.

   All references in the accompanying financial statements to the number of common shares for December 31, 1994 have been restated to reflect the stock splits.

NOTE 13: SUPPLEMENTAL CASH FLOW INFORMATION


                                                  Years Ended
                                                  December 31,          Six Months
                                           ------------------------    Ended June 30,
                                               1994         1995           1996
                                            ----------   ----------    --------------
                                                                        (Unaudited)
Cash paid during the year for
Interest  ...............................    $50,686      $79,065        $ 22,326
Income taxes  ...........................      9,267        3,198              --

                             NON CASH FINANCING ACTIVITY

Three executive officers contributed
  50,000 common shares at $1 per share to
  a director as additional compensation.     $    --      $50,000        $     --
Issuance of 300,000 common shares at
  $.80 per share to two consultants .....         --           --         240,000
Issuance of 20,000 common shares to
  unrelated parties and a Director at
  $.80 per share for fees in connection
  with receiving four bridge loans.......         --           --          16,000
Issuance of 75,000 common shares at $1.33
  per share to placement agent as
  compensation ..........................         --      $99,900              --
Issuance of 75,000 common shares at $1.33
  per share to several lenders in
  connection with bridge loan financing..         --      $99,900              --

NOTE 14: SUBSEQUENT EVENTS

LINE OF CREDIT AND BANK LOAN

   In March and June 1996, the Company received proceeds from a $350,000 line of credit and a $50,000 note, from BSB Bank and Trust Company bearing interest at prime plus 2% per annum and maturing in April 1997 and September 1996, respectively. Substantially all of the Company's assets collateralize the loans, along with personal guarantees by three executive officers of the Company. Both loans will be repaid from the proceeds of the initial public offering.

   Proceeds from the line were used to open a new retail showroom and provide working capital. The additional proceeds received in June 1996 will fund deposits on two new retail showrooms.

PRIVATE PLACEMENT

   In July 1996, the Company expects to complete an additional private placement of 500,000 shares of common stock which will raise approximately $400,000 in capital, before expenses. The proceeds will be utilized for the payment of fees incurred in connection with the public offering and provide for working capital.

AGREEMENTS UNDER NEGOTIATION

   In June 1996, the Company entered into a letter of intent with an underwriting firm with respect to an initial public offering of common stock and warrants to purchase common stock of the Company, which offering, if consummated on the terms contemplated by such letter of intent would result in proceeds to the Company of $5,220,000 before expenses. There is no assurance that the offering will be completed.

                               ROOM PLUS, INC.

Note 14: SUBSEQUENT EVENTS  - (Continued)

   The Board has approved consulting agreements with two individuals for which an aggregate of 300,000 shares of common stock were issued in June 1996 at $.80 per share.


   In June 1996, the Company received four bridge loans totaling $150,000 from unrelated parties and a Director in the form of promissory notes which will bear interest at 13% and mature in June 1997. In addition, the Company issued 20,000 shares of common stock to the holders of the notes. The effective price of $.80/share for such common stock represent a cost of financing and will be amortized over the term of the promissory notes as interest expense. The proceeds of the bridge loans will be used to finance anticipated costs of a new retail showroom.

==============================================================================
   No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent, to the date hereof, or that there has been no change in the affairs of the Company since the date hereof.
                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
PROSPECTUS SUMMARY  ................                                      3
RISK FACTORS  ......................                                      7
USE OF PROCEEDS  ...................                                     11
DILUTION  ..........................                                     12
CAPITALIZATION  ....................                                     13
DIVIDEND POLICY  ...................                                     13
SELECTED FINANCIAL DATA  ...........                                     14
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS ........                                     15
BUSINESS  ..........................                                     18
PRINCIPAL STOCKHOLDERS  ............                                     28
SELLING SECURITY HOLDERS  ..........                                     29
CERTAIN TRANSACTIONS  ..............                                     31
SHARES ELIGIBLE FOR FUTURE SALE  ...                                     32
DESCRIPTION OF SECURITIES  .........                                     33
UNDERWRITING  ......................                                     35
LEGAL MATTERS  .....................                                     36
EXPERTS  ...........................                                     36
ADDITIONAL INFORMATION  ............                                     36
FINANCIAL STATEMENTS  ..............                                    F-1


   Until    , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
===============================================================================

===============================================================================


                       1,100,000 Shares of Common Stock

                                     and

                         2,200,000 Redeemable Warrants

                                    ROOM PLUS
                      A LOT OF LIVING IN A LITTLE SPACE(R)

                               ROOM PLUS, INC.


                                    ------
                                  PROSPECTUS
                                    ------



                          THE THORNWATER COMPANY, L.P.



                               _______ __, 1996


===============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided in the Business Corporation Law of the State of New York, as amended from time to time.

   Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses, other than Underwriters' discounts and commissions, in connection with this Offering which will be paid by the Company are estimated to be substantially as follows:

                                                                            Amount
                                                                           Payable
                                 Item                                     by Company
 --------------------------------------------------------------------   --------------

Registration fee  ...................................................      $  8,856
NASDAQ Filing Fee.  .................................................        10,000
National Association of Securities Dealers, Inc. filing fee.  .......         3,070
Blue Sky fees and expenses  .........................................        55,000
Directors and Officers Insurance  ...................................       145,000
Printing and engraving expenses.  ...................................        60,000
Legal fees and expenses (other than Blue Sky fees and expenses).  ...       100,000
Accountant's fees and expenses  .....................................        50,000
Representative's non-accountable expenses.  .........................       171,600
Transfer agent fees and expenses  ...................................         2,500
Boston Stock Exchange filing fee ....................................        15,000
Miscellaneous.  .....................................................        50,574
                                                                        --------------
TOTAL  ..............................................................      $671,600
                                                                        ==============


------
* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   The following table sets forth all securities issued and sold by the Company since 1993.

      DATE OF                           AMOUNT OF                                  PERSONS TO
       ISSUE              TITLE         SECURITIES     CONSIDERATION                WHOM SOLD
 ------------------   --------------   ------------    ---------------   --------------------------------

September 27, 1995     Common Stock       7,500         $1.33/share     Nicoll Bills Borrow
                                          7,500                         Maria L. Finley, M.D.
                                          7,500                         Allen J. Fishman
                                          7,500                         Richard L. and Ricki Hoffman
                                          7,500                         Stanley Konchinski
                                          3,750                         Marc Wolfman
                                          3,750                         Arthur S. and Rene Brenner
                                          5,250                         Robert Cash
                                          3,750                         Angelo and Olen Dias
                                          7,500                         Ottavio Fazio
                                          3,750                         Vito and Maria Giroffi
                                          3,750                         Charles and Estelle Goldfard
                                          3,000                         Jeffrey Gross
                                          3,750                         Murray and Lorie Jonas
                                          3,750                         Alfred and Aurora Kramer
                                          3,000                         Martin Newman
                                          3,750                         Emmett O'Hare
                                          7,500                         Milton and Blanche Prane
                                          7,500                         Adam I. Ferguson
                                          3,750                         James Keagan and Marilyn Pickel
                                            750                         Lavoisier Dsa
                                          3,750                         William and Anita Baron
                                          3,750                         Alfred M. Weiss
                                          7,500                         N.E.P. Trading Corp.
                                          3,750                         Joseph Sterrantino


                                     II-2


      DATE OF                           AMOUNT OF                                  PERSONS TO
       ISSUE              TITLE         SECURITIES     CONSIDERATION                WHOM SOLD
 ------------------   --------------   ------------    ---------------   --------------------------------
September 27, 1995     Common Stock           7,500     $1.33/share     Alan Royter
                                              3,750                     Louis Fountas, Jr.
                                              3,750                     Frank and Joann Aguis
                                              3,750                     Robert Lyons
                                              4,500                     Helen and Salvatore Cerrito
                                              7,500                     Keogh Plan of Francis H. McNamara
                                              3,750                     Beth and Marc Abrams
                                              7,500                     Andrea Garavuso and Andrew
                                                                         Garavuso
                                              3,750                     Sylvia and Andrew Adlerstein
                                              7,500                     Gerald and Gina Benedetto
                                              3,750                     Angelo D'Avino
                                              3,750                     Kim A. Dunop
                                              3,750                     Robert J. Lehrman
                                              3,750                     David Lindner
                                              3,750                     Robert Lyons FBO Pearl Lyons
                                              3,750                     Michael and Juliette Madden
                                              7,500                     Christopher Parker
                                              7,500                     Robert Rosenberg
                                              3,750                     Ronald Wong
                                              7,500                     Peter A. Wutzer
                                              3,750                     Sarah Giambattista
                                              3,750                     Marilyn Reif
                                              7,500                     David Dorman
                                              3,750                     Donald Berger
                                              7,500                     Salvatore Mingoia
                                              3,750                     Elihu Zucker
                                              3,750                     Summer Family Trust
                                              3,750                     Alfred A. Gelfond
                                              1,875                     Josephine Falco
                                              3,750                     Harvey Jablon
                                              3,750                     Larry Dorfman
                                              1,875                     Marguerite McGrady
                                              3,750                     David Silver
                                              3,750                     Esther and Edward Corneilson
                                              3,750                     Michael Boxer
                                              3,750                     Herman Gross
                                              3,750                     Robert Chapman
                                              7,500                     Allan R. Lyons
                                             15,000                     Jomalco Promotions, Inc.
                                              1,500                     Bela Lakra
                                              3,750                     Joseph Scerra
                                                750                     Loeffler DSA
                                              1,500                     Rebecca and Jay Karp
                                              1,500                     Joan Boczkus
                                              1,875                     Seena and Fred Leavitt
                                              3,750                     George Walsh
                                              7,500                     John and Gertrude Klinger
                                              7,500                     John B. Klinger
                                             18,750                     Mark Rubin Keogh

                                     II-3


      DATE OF                           AMOUNT OF                                  PERSONS TO
       ISSUE              TITLE         SECURITIES     CONSIDERATION                WHOM SOLD
 ------------------   --------------   ------------    ---------------   --------------------------------
September 27, 1995     Common Stock          18,750     $1.33/share     Mark Rubin
                                              3,750                     Frederic Laffia
                                              3,750                     Robert and Phyllis Levine
                                                750                     Doris Bader
                                             22,500                     Noury & Sons Oriental Rugs
                                              7,500                     Elliott Lichtstein
                                             75,000                     Kirlin Holding Corp.
                                             75,000                     Swan Alley (Nominees) Limited
                                             37,500                     The Clinton Company
                                              3,750                     Arthur Del Savio
                                             75,000                     Kirlin Securities, Inc.


October 16, 1995       Common Stock           2,250     $1.33/share     Michael and Rhonda Wach
                                              2,250                     Betty Zarro
                                              2,250                     Larry Dorfman
                                              1,875                     Daniel and Antoinette Carbonaro
                                                937                     Marguerite McGrady
                                                938                     Josephine Falco
                                              3,750                     Simone and Justine Souquet
                                              3,750                     Justine Souquet and Vito Lucento
                                              1,875                     Michel and Linda Buscio
                                              3,000                     James Aitkenhead
                                             18,750                     Scott Rudolph
                                              3,000                     Arnold and Marsha Kanarek
                                              2,250                     Harvey Jablon
                                             18,750                     G.G. Management Co., Inc.
                                             56,250                     Kirlin Holding Corp.


November 22, 1995      Common Stock           7,500     $1.33/share     Karen Balkin
                                              3,750                     Robert Uhler ACF Kjersten
                                                                          Bunker
                                              3,750                     Ocrena and Lloyd Turner

June 17, 1996          Common Stock          50,000      $.80/share     Mark Rubin
                                            250,000                     Frank Terzo

June 18, 1996          Common Stock           3,333      $.80/share     Mark Rubin
                                              3,333                     Allan Lyons
                                              3,334                     Edmund J. McCormick
                                             10,000                     The Clinton Company

June 30, 1996          Common Stock          14,063     $.00133/share   Mark Rubin
                                             13,125                     Kirlin Holding Corp.
                                              6,250                     Peter Lontai
                                             28,125                     Ronald Heineman
                                              1,562                     David Lindner
                                              3,125                     Robert J. Lehrman and Laura L.
                                                                         Lehrman JTWROS
                                              3,125                     Susan Cohen, Claudene Bonanno and
                                                                         Robyn Cohn JTWROS
                                              2,500                     Anthony Agnello and Annemarie
                                                                         Agnello JTWROS

                                      II-4

      DATE OF                           AMOUNT OF                                  PERSONS TO
       ISSUE              TITLE         SECURITIES     CONSIDERATION                WHOM SOLD
 ------------------   --------------   ------------    ---------------   --------------------------------
June 30, 1996          Common Stock           3,125     $.001/share     Michael Madden and Juliette Madden
                                                                         JTWROS

July 25, 1996          Common Stock          25,000     $ .80/share     Atlantis Capital Partners, Inc.
                                             25,000                     K. Barton
                                             25,000                     M. Behner
                                             25,000                     Ronald Bibbo
                                             50,000                     Monica Carreca
                                             12,500                     Alan Cohen
                                             25,000                     Jeffrey Gudin
                                             12,500                     Greg Khononov
                                              4,250                     A.C. Providenti
                                              4,250                     A. Rella
                                              6,250                     Marco Rossi
                                             31,250                     Mark Rubin
                                              4,000                     D. Scaringella
                                             50,000                     Robert Starr
                                            200,000                     Swan Alley (Nominees) Limited

   The securities issued on September 27, 1995, October 16, 1995 and November 22, 1995 were issued in reliance on the exemption provided by Rule 504 of Regulation D.

   All of the other securities listed above were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and/or Regulation D promulgated thereunder and no public offering was involved. All of such purchasers acquired the securities for investment, and there was no general advertising or general solicitation in connection with the offer and sale of the securities. The Company believes that each such purchaser was given or had access to detailed financial and other information with respect to the Company and in connection with these sales. The Company believes that each such purchaser is either an accredited investor (as defined in Regulation D) or a "sophisticated" investor. Other than the transactions listed above, the Company has carried out no other unregistered sales of securities since 1993.


ITEM 27. EXHIBITS

   See Exhibit Index on Page II-9

ITEM 28. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions set forth in the Company's Certificate of Incorporation or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes as follows:

   (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (2) That for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

   (3) That for purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

   (4) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

   (5) To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, in the City of Paterson, State of New Jersey, on October 29, 1996.



                                          ROOM PLUS, INC.


                                          By: /s/ Marc Zucker
                                            ---------------------------------
                                             Marc Zucker
                                             Chairman and Chief Executive
                                             Officer

   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Marc Zucker                                        Dated: October 29, 1996
---------------------------------------------
  Marc Zucker
  Chairman and Chief Executive Officer
  (Principal Executive Officer)

/s/ William Halpern*                                   Dated: October 29, 1996
--------------------------------------------
  William Halpern
  Chief Financial Officer
  (Principal Financial and
  Accounting Officer)

/s/ Allan Socher*                                      Dated: October 29, 1996
--------------------------------------------
  Allan Socher
  Director, President and
  Director of Marketing

/s/ Theodore Shapiro*                                  Dated: October 29, 1996
--------------------------------------------
  Theodore Shapiro
  Director, Executive Vice President
  and Director of Manufacturing

/s/ Edmund J. McCormick, Jr.*                          Dated: October 29, 1996
--------------------------------------------
  Edmund J. McCormick, Jr.
  Director

*By: /s/ Marc Zucker
    ----------------------------------------
     Marc Zucker
     Attorney-in-fact

                                EXHIBIT INDEX

   Exhibit
     No.                                            Description                                           Page
 -----------   --------------------------------------------------------------------------------------   --------
    **1       Form of Underwriting Agreement among the Company, the holders of the Directors Shares and The Thornwater Company, L.P.
    **3.1     Certificate of Incorporation of the Company, as amended(CE)
    **3.2     Restated and Amended By-laws of the Company
    **4.1     Form of Representative Warrant Agreement between the Company and The Thornwater
              Company, L.P., with form of Warrant attached
    **4.2     Form of Warrant Agreement between the Company and American Stock Transfer & Trust
              Company, with form of Warrant attached
    **4.3     Form of Warrant issued by the Company to Allan J. Socher, Theodore Shapiro, Marc I.
              Zucker and Kirlin Securities Corp.
    **4.4     Form of Warrant issued by the Company to Mark Rubin
    **5       Opinion of Wilentz, Goldman & Spitzer, P.A.
   **10.1     Employment Agreement dated June 16, 1995 between the Company and Allan J. Socher
   **10.2     Employment Agreement dated June 16, 1995 between the Company and Theodore Shapiro
   **10.3     Employment Agreement dated June 16, 1995 between the Company and Marc I. Zucker
   **10.4     Lease dated June 1, 1984 between M&S Realty Company and Bunk Trunk Manufacturing
              Company, Inc., as amended on December 1, 1988 and January 2, 1996(P)
   **10.5     Lease dated June 6, 1996 between Milford Management Corp., as agent, and the
              Company(P)
   **10.6     Lease dated November 1, 1991 between Dilstan Realty Corporation and Room Plus
              Furniture of Westchester, Inc.(P)
   **10.7     Indenture of Lease dated October 1, 1988 between Daper Realty, Inc. and RPF Holding
              Corporation(P)
   **10.8     Lease dated June 1, 1983 between Hannon's and the Company, as modified by an Extension of Lease dated July 31, 1993(P)
   **10.9     Agreement of Lease dated August 9, 1985 between Patrician Equities Corp. and Room Plus
              Furniture of East Brunswick, as modified by a Lease Extension Agreement dated August
              25, 1995(P)
   **10.10    Lease dated August 26, 1987 between County Glen Associates and Room Plus Furniture,
              Inc.(P)
   **10.11    Agreement of Lease between Austin Mall Associates and Room Plus Furniture of Forest
              Hills, Inc.(P)
   **10.12    Sublease Agreement dated February 5, 1988 between NYNEX Business Information Systems
              Company and RPF Holding Corporation, as modified by a letter agreement dated March 25,
              1993(P)
   **10.13    Shopping Center Agreement of Lease dated October 1, 1995 between Alexander Carpet
              Company and the Company(P)
   **10.14    Lease dated November 21, 1995 between 205/215 Lexington Limited Partnership and the
              Company(P)
   **10.15    Assignment of Lease dated June 26, 1996 between Reliable Broadway, Inc. and the
              Company(P)
   **10.16    Lease dated January 11, 1996 between Comalgri Holding Corp. and the Company(P)
   **10.17    Form of Financial Advisory and Investment Banking Agreement between the Company and
              The Thornwater Company, L.P.
   **11       Calculation of Net Income (Loss) per Common Share
     23.1     Consent of Ehrenkrantz and Company
   **23.2     Consent of Wilentz, Goldman & Spitzer, P.A. (included in Exhibit 5)
   **24       Power of Attorney (included in the Registration Statement following the signature page)
   **27       Financial Data Schedule
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**Previously filed
(P) Exhibit is filed in paper pursuant to a continuing hardship  exemption.
(CE) Electronic confirming of Exhibit is filed pursuant to a temporary hardship exemption